Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K

Exhibit 10.1

AMENDMENT NO. 2 TO TERM LOAN CREDIT AGREEMENT, CONSENT AND WAIVER

AMENDMENT NO. 2 TO TERM LOAN CREDIT AGREEMENT, CONSENT AND WAIVER, dated as of September 30, 2020 (this “Amendment”), is entered into by and among Jill Acquisition LLC, a Delaware limited liability company (the “Borrower”), J. Jill, Inc., a Delaware corporation (as successor to Jill Holdings LLC, a Delaware limited liability company) (“Holdings”), the Lenders party hereto constituting the Required Lenders and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) (as successor to Jefferies Finance LLC in such capacities). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, reference is made to that certain Term Loan Credit Agreement, dated as of May 8, 2015 (as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of May 27, 2016, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; as amended by this Amendment, the “Credit Agreement”) by and among the Borrower, Holdings, the Lenders party from time to time thereto and the Administrative Agent and the Collateral Agent.

WHEREAS, in accordance with Section 11.09 of the Existing Credit Agreement, Jefferies Finance LLC has resigned as the original Administrative Agent and Collateral Agent and such resignation became effective upon the appointment of Wilmington Trust, National Association as the successor Administrative Agent and Collateral Agent by the Required Lenders, in each case, immediately prior to the effectiveness of this Amendment.

WHEREAS, in accordance with Section 12.12 of the Existing Credit Agreement, the Borrower and the Lenders party hereto constituting the Required Lenders have agreed to make certain amendments to the Existing Credit Agreement and consent to the Transactions (as defined below) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Restatement of Existing Credit Agreement. Upon the Second Amendment Effective Date (as defined below), the Existing Credit Agreement (exclusive of the signature pages, exhibits and schedules thereto) shall be restated in the form attached as Annex A hereto, except that any Exhibit or Schedule to the Existing Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Annex A shall remain in effect without any amendment or other modification thereto.

2.

Consent & Waiver. Notwithstanding any provision in the Credit Agreement to the contrary, as of the Second Amendment Effective Date, the Lenders party hereto hereby (i) consent to the Borrower’s and the other Credit Parties’, as applicable, entry into the Priming Term Loan Credit Agreement and the other Priming Credit Documents (each as defined in the Credit Agreement) and for the avoidance of doubt, the incurrence of the Priming Term Loans (as defined in the Credit Agreement) and the other transactions contemplated thereunder (collectively, the “Transactions”) and (ii) permanently waive any Default or Event of Default (if any) existing on or prior to the date hereof, including, without limitation, the Forbearance Defaults (as defined in that certain First Amended and Restated Forbearance Agreement, dated as of July 15, 2020, by and among the Borrower, Holdings, the other Guarantors party thereto, the Lenders party thereto and the Administrative Agent).

3.

Conditions to Effectiveness. This Amendment shall become effective on the date on which the Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by the Borrower and the Lenders party hereto constituting Required Lenders under the Existing Credit Agreement (the date of satisfaction or waiver of such condition, “Second Amendment Effective Date”).

4.	Representations and Warranties. The Borrower represents and warrants that:

a.	No Default or Event of Default has occurred and is continuing as of the date hereof after giving effect to this Amendment.

b.

The transactions contemplated hereby are within each Credit Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate, membership or other necessary action of such Credit Party. The Credit Agreement and each other Credit Document to which any Credit Party is a party, in each case as amended hereby, (i) has been duly executed and delivered by each Credit Party, and (ii) constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.	Miscellaneous.

a.

Notwithstanding anything herein to the contrary, the Second Amendment Effective Date shall be deemed to occur immediately prior to the effectiveness of (i) those certain Open Market Purchase Agreements, dated as of September 30, 2020, by and between each Participating Term Lender party thereto and each Purchaser party thereto (each an “Open Market Purchase Agreement” and collectively, the “Open Market Purchase Agreements”) and (ii) the Priming Term Loan Credit Agreement and the issuance of the Priming Term Loans.

b.

Except as modified hereby, all terms and conditions of the Existing Credit Agreement and the other Credit Documents remain in full force and effect. Without limiting the foregoing, the Borrower hereby acknowledges, confirms and agrees that the Security Documents and any and all Collateral pledged pursuant thereto to the Collateral Agent, for the benefit of the Secured Creditors, shall continue to secure all applicable Obligations at any time and from time to time outstanding under the Credit Agreement and the other Credit Documents, as such Obligations have been modified pursuant to this Amendment.

c.

This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

d.	The provisions of Section 12.08 (Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

e.

The Borrower expressly acknowledges and agrees that there has not been, and this Amendment does not constitute or establish, a novation with respect to the Existing Credit Agreement or any other Credit Document, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments, consent and waiver contained in Section 1 and Section 2 hereof.

f.

The Lenders party hereto, constituting the Required Lenders under the Existing Credit Agreement, by their signatures below hereby (A) direct and authorize the Administrative Agent and Collateral Agent to execute and deliver (i) this Amendment, (ii) the Term Loan Intercreditor Agreement (as defined in the Credit Agreement), (iii) the ABL Intercreditor Agreement (as defined in the Credit Agreement) and (iv) the Subordination Agreement (as defined in the Credit Agreement) and (B) acknowledge and agree that (x) the direction in this Section 5.f. constitutes a direction from the Required Lenders under the provisions of Section 11 of the Credit Agreement and (y) Section 11 of the Credit Agreement (including, without limitation, the provisions of Section 11.06 thereof) shall apply to any and all actions taken by the Administrative Agent and the Collateral Agent in accordance with such direction.

6.	Mutual Release.

a.

It is hereby agreed that (x) each Credit Party, on behalf of itself and its Related Parties, hereby releases and forever discharges the Lenders party hereto and their respective Related Parties (hereinafter, all of the above released parties in this clause (x) collectively referred to as the “Lender Releasees”) and (y) each Lender party hereto, each on its behalf and on behalf of its Related Parties, hereby releases and forever discharges (as the case may be) the Credit Parties and their respective Related Parties (hereinafter, all of the above released parties in this clause (y) collectively referred to as the “Credit Party Releasees”) from any and all claims, counterclaims, demands, damages, losses, costs, expenses (including attorneys’ fees), debts, suits, obligations, liabilities, cross-claims, interests, suits, controversies, actions and causes of action (collectively, the “Losses”) of any kind or nature whatsoever, whether individually or collectively, arising on or prior to the Second Amendment Effective Date, whether arising at law or in equity, known or unknown, direct or indirect, actual or potential, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, asserted or unasserted and including any rights to indemnity or contribution (collectively, “Claims”), (i) any Credit Party Releasees may have or claim to have against any of the Lender Releasees or (ii) any Lender Releasees may have or claim to have against any of the Credit Party Releasees, in each case, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever arising from or relating to the Credit Agreement, this Amendment, the other Credit Documents, the Open Market Purchase Agreements, the Priming Term Loan Credit Agreement and the transactions contemplated hereby and thereby; provided that nothing in this Section 6 shall release or relieve any party from (a) any liability for intentional fraud, gross negligence or willful misconduct of such party or (b) any post-Second Amendment Effective Date obligations of any party, including, without limitation, obligations in the Credit Agreement or in any other debt documents of any Credit Party.

b.

Each Credit Party, on its behalf and on behalf of its Related Parties, on the one hand, and each Lender party hereto, on its behalf and on behalf of its respective Related Parties, on the other hand (each, a “Releasor”), hereby expressly acknowledges and agrees that, to the fullest extent permitted by law and after having been advised by their legal counsel with respect thereto, they shall have expressly waived, relinquished and released any and all provisions, rights and benefits conferred by or under extends to any and all rights granted under Section 1542 of the California Civil Code (“Section 1542”) or any law of the United States or any state of the United States or territory of the United States, or principle of common law, statute, rule or regulation of these jurisdictions or any other jurisdiction, which is similar, comparable or equivalent to Cal. Civ. Code § 1542 (any such law, principle, statute, rule or regulation, a “Comparable Statute”), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.

Each Releasor hereby expressly elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 6. Each Releasor, on its behalf and on behalf of its Related Parties, acknowledges and agrees that the foregoing waiver is an essential and material term of this Amendment and that, without such waiver, the other parties would not have agreed to the terms of this Amendment. Each Releasor, on its behalf and on behalf of its Related Parties, hereby represents to the other parties hereto that it understands and acknowledges that it may hereafter discover facts and legal theories concerning such other parties or the subject matter hereof in addition to or different from those which it now believes to be true. Such

Releasor understands and hereby agrees that the release set forth in this Section 6 shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Such Releasor, on its behalf and on behalf of its Related Parties, assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

JILL ACQUISITION LLC, a Delaware limited liability company, as Borrower

By:	/s/Mark Webb
	Name:	Mark Webb
	Title:	Chief Financial Officer

J. JILL, INC., a Delaware corporation, as Holdings

By:	/s/ Mark Webb
	Name:	Mark Webb
	Title:	Chief Financial Officer

[****], as a Lender

By:	[****]
Name:[****]
Title: [****]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title:	Vice President

$250,000,000

TERM LOAN CREDIT AGREEMENT

among

J. JILL, INC. (as successor to JILL HOLDINGS LLC),

JILL ACQUISITION LLC,

THE VARIOUS LENDERS PARTY HERETO FROM TIME TO TIME

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as ADMINISTRATIVE AGENT

(successor to JEFFERIES FINANCE LLC in such capacity),

Dated as of May 8, 2015

as amended by that certain Amendment No. 1 to

Term Loan Credit Agreement

dated as of May 27, 2016, and

Amendment No. 2

to Term Loan Credit Agreement, Consent and Waiver

dated as of September 30, 2020

JEFFERIES FINANCE LLC and MACQUARIE CAPITAL (USA) INC.,

as JOINT LEAD ARRANGERS and JOINT BOOK-RUNNING MANAGERS

MACQUARIE CAPITAL (USA) INC.,

as SYNDICATION AGENT

i

5.10	Intercreditor Agreement	61
5.11	Security Agreements	61
5.12	ABL Credit Agreement; Other Indebtedness	62
5.13	Financial Statements; Pro Forma Balance Sheet	63
5.14	Solvency Certificate; Insurance Certificates	63
5.15	Patriot Act	63
5.16	No Material Adverse Effect	63
5.17	Purchase Agreement Representations and Specified Representations	63

SECTION 6.	Conditions Precedent to the Incurrence of Term Loans after the Closing Date	64
6.01	No Default; Representations and Warranties	64
6.02	Notice of Borrowing	64

SECTION 7.	Representations, Warranties and Agreements	64
7.01	Company Status	64
7.02	Power and Authority	64
7.03	No Violation	65
7.04	Approvals	65
7.05	Financial Statements; Financial Condition; Projections	65
7.06	Litigation	66
7.07	True and Complete Disclosure	66
7.08	Use of Proceeds; Margin Regulations	66
7.09	Tax Returns and Payments	67
7.10	Compliance with ERISA	67
7.11	Security Documents	68
7.12	Properties	68
7.13	OFAC	68
7.14	Patriot Act/FCPA	68
7.15	Compliance with Statutes	68
7.16	Investment Company Act	68
7.17	Environmental Matters	68
7.18	Employment and Labor Relations	69
7.19	Intellectual Property, Etc.	69

SECTION 8.	No Affirmative Covenants	70

SECTION 9.	No Negative Covenants	70

SECTION 10.	Events of Default and Remedies	70
10.01	Events of Default	70
10.02	Rescission	71
10.03	Application of Funds	71

SECTION 11.	The Administrative Agent	72
11.01	Appointment	72
11.02	Nature of Duties	73
11.03	Lack of Reliance on the Administrative Agent; Etc.	74
11.04	Certain Rights of the Agents	75
11.05	Reliance	77
11.06	Indemnification	77
11.07	The Administrative Agent in its Individual Capacity	78
11.08	Holders	79
11.09	Resignation by the Administrative Agent	79
11.10	Collateral Matters	80
11.11	Delivery of Information	82
11.12	Withholding	83
11.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	83

SECTION 12.	Miscellaneous	84
12.01	Payment of Expenses, etc.	84
12.02	Right of Set-off	86
12.03	Notices	87
12.04	Benefit of Agreement; Assignments; Participations	89
12.05	No Waiver; Remedies Cumulative	93
12.06	Payments Pro Rata	93
12.07	Calculations; Computations	93
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	95
12.09	Counterparts	96
12.10	Effectiveness	96
12.11	Headings Descriptive	96
12.12	Amendment or Waiver; etc.	96
12.13	Survival	99
12.14	Domicile of Term Loans	99
12.15	Register	99
12.16	Confidentiality	100
12.17	Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	101
12.18	Patriot Act	101
12.19	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC.	101
12.20	Interest Rate Limitation	102
12.21	No Fiduciary Duty	103
12.22	[Reserved]	103
12.23	Revival and Reinstatement of Obligations	104
12.24	Collective Action	104
12.25	Hedging Creditors	104

SCHEDULE 1.01(a)	Commitments
SCHEDULE 1.01(b)	Immaterial Subsidiaries
SCHEDULE 7.12	Real Property
SCHEDULE 12.03	Notice Addresses

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Note
EXHIBIT C-1	Form of U.S. Tax Compliance Certificate
EXHIBIT C-2	Form of U.S. Tax Compliance Certificate
EXHIBIT C-3	Form of U.S. Tax Compliance Certificate
EXHIBIT C-4	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Officers’ Certificate
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Security Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of ABL Intercreditor Agreement
EXHIBIT K	Form of Term Loan Intercreditor Agreement
EXHIBIT L	Form of Subordination Agreement
EXHIBIT M	Auction Procedures

TERM LOAN CREDIT AGREEMENT, dated as of May 8, 2015, as amended by the First Amendment and the Second Amendment, among J. Jill, Inc., a Delaware corporation (as successor to Jill Holdings LLC, a Delaware limited liability company) (“Holdings”), Jill Acquisition LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time and Wilmington Trust, National Association (“Wilmington Trust”), as Administrative Agent (as successor to Jefferies Finance LLC (“Jefferies Finance”) in such capacity). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S E T H:

WHEREAS, on or prior to the Closing Date, JJill Holdings, Inc., a Delaware corporation, intends to acquire Jill Intermediate LLC (“Jill Intermediate”) and its subsidiaries (the “Acquisition”), pursuant to the terms of that certain Membership Interest Purchase Agreement (together with all exhibits, schedules and other disclosure letters thereto, collectively, the “Purchase Agreement”), dated as of March 30, 2015, by and among JJill Holdings, Inc., Jill Intermediate, the members of Jill Intermediate party thereto and JJ Holding Company Limited (as the same may be amended, restated, amended and restated modified and/or supplemented from time to time in accordance with the terms hereof and thereof), pursuant to which (i) certain equity holders will receive equity interests in JJIP, LLC, and contribute such equity interests to JJill Topco Holdings, L.P. (“Topco”), in exchange for certain equity interests in Topco, (ii) Jill Intermediate will pay off interests under the Commodities Purchase Agreement (as defined in the Purchase Agreement) and redeem certain of its other outstanding equity interests, (iii) certain affiliates of the Sponsor and certain other Persons will make direct or indirect contributions of cash to Topco, the proceeds of which will be further used to capitalize JJill Holdings, Inc., and (iv) JJill Holdings, Inc., will purchase all of the remaining outstanding equity interests of Jill Intermediate from its members, all for an aggregate purchase price equal to the Purchase Price (as such term is defined in the Purchase Agreement) (collectively, the “Acquisition Consideration”);

WHEREAS, in order to finance, in part, the Acquisition described in the first recital to this Agreement and to pay certain fees and expenses in connection with the Transaction, the Borrower has requested that the Joint Lead Arrangers arrange, and the Lenders provide, a senior secured term loan facility in the form of this Agreement; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Joint Lead Arrangers have arranged, and the Lenders are willing to make available to the Borrower, the senior secured term loan facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2016 Incremental Term Loans” means the Term Loans funded on the First Amendment Effective Date by the 2016 Incremental Term Loan Lenders (as defined in the First Amendment) in an aggregate principal amount of up to $40,000,000.

“ABL Agent” shall mean CIT Finance LLC and any successor agent under the ABL Credit Agreement or any other ABL Loan Document.

“ABL Credit Agreement” shall mean the ABL Credit Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, certain of its Subsidiaries from time to time party thereto, the lenders party thereto from time to time and the ABL Agent, as it may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof and the ABL Intercreditor Agreement. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Facility Priority Collateral” shall have the meaning provided in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated as of the Second Amendment Effective Date, among Holdings, the Borrower and the other Grantors party thereto from time to time, the ABL Agent, the Priming Term Loan Agent, the Administrative Agent, the Collateral Agent and the other parties thereto from time to time, in the form of Exhibit J hereto and as amended, restated, amended and restated modified and/or supplemented from time to time.

“ABL Loan Documents” shall mean the “Credit Documents” as defined in the ABL Credit Agreement, including any amendments, restatements, amendments and restatements, supplements, modifications, or replacements thereto to the extent same are permitted by the ABL Intercreditor Agreement.

“ABL Loans” shall mean the “Loans” as defined in the ABL Credit Agreement or any equivalent term used to describe loans made thereunder.

“ABL Obligations” shall mean the “Obligations” as such term is defined in the ABL Credit Agreement or any equivalent term used to describe the obligations arising thereunder and in connection therewith.

“ABL Secured Parties” shall mean the “Secured Creditors” as defined in the ABL Credit Agreement or any equivalent term used to describe secured parties thereunder.

“Acquisition” shall have the meaning provided in the Recitals to this Agreement.

“Acquisition Consideration” shall have the meaning provided in the Recitals to this Agreement.

“Additional Lender” shall have the meaning provided in Section 2.14(a).

“Administrative Agent” shall mean Wilmington Trust, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender (other than an Affiliated Person) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Affiliated Lender” shall have the meaning provided in Section 2.15(a).

“Affiliated Persons” shall have the meaning provided in Section 2.15(a).

“Affiliated Sponsor Lender” shall have the meaning provided in Section 2.15(a).

“Agent Fee Letter” shall mean that certain Agent Fee Letter, dated September 30, 2020 between Wilmington Trust and the Borrower.

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Term Loan Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Annual Financial Statements” shall mean the audited consolidated balance sheets of Jill Intermediate and its Subsidiaries as of each of January 28, 2012, February 2, 2013, and February 1, 2014, respectively, and related statements of operations, member’s equity and cash flows of Jill Intermediate and its Subsidiaries for the Fiscal Years ended of January 28, 2012, February 2, 2013, and February 1, 2014, respectively.

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Term Loans maintained as (i) Base Rate Loans, 4.00%, and (ii) LIBOR Loans, 5.00%.

“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Auction Manager” shall have the meaning provided in Section 2.15(a).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Dutch Auction Purchase Offer.

“Auction Procedures” shall mean the auction procedures with respect to Dutch Auction Purchase Offers set forth in Exhibit M hereto.

“Authorized Officer” shall mean, with respect to (a) delivering the Notice of Borrowing (other than the Notice of Borrowing required pursuant to Section 5.05), Notices of Conversion/Continuation and similar notices, the chief executive officer, chief financial officer, treasurer, chief operating officer of the Borrower or any person or persons that are designated in writing by one or more Authorized Officers described above to the Administrative Agent as being authorized by the Borrower to deliver such notices and (b) any other matter in connection with this Agreement or any other Credit Document, the chief executive officer, the chief financial officer, the treasurer, the principal accounting officer, the president or other similar officer of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 10.01(e).

“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Effective Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in Dollars with a one-month Interest Period commencing on such day plus 1.00% and (iv) 2.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Rate”, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include SOFR) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion; provided, further, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement shall be deemed to be 1.00%; provided, further that the Benchmark Replacement shall be a “qualified rate” within the meaning of Proposed Treasury Regulation Section 1.1001-6.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time; provided, that any such Benchmark Replacement Adjustment shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “LIBO Rate”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower agree may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the direction of the Required Lenders) determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (x) decides (acting at the direction of the Required Lenders and with the consent of the Borrower) is reasonably necessary in connection with the administration of this Agreement) and (y) determines is administratively feasible in its sole discretion.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; and

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent (or, in the event such Early Opt-in Election has occurred as a result of a determination or election by the Borrower, the Administrative Agent and the Borrower) or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.10(e) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.10(e).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 12.03(c).

“Borrower Restricted Information” shall mean material non-public information with respect to Holdings, the Borrower or their Subsidiaries or with respect to the securities of any such Person (or, if Holdings is not at the time of the making of a representation with respect to Borrower Restricted Information a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings were a public reporting company).

“Borrowing” shall mean the borrowing of one Type of Term Loan, of a single Class, from all the Lenders of the respective Class on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Borrowing Date” shall mean the date of the incurrence of any Term Loans.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank market.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payable services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, lien, indemnity, interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, and license of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Second Amendment Effective Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local, state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any claim pursuant to section 362 or chapter 5 of the title 11 of the United States Code or similar local, state, or federal U.S. or non-U.S. law; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of title 11 of the United States Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Class” when used in reference to (a) any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans or Extended Term Loans, in each case having the same terms and conditions (including with respect to maturity date and interest rates), (b) any Commitment, refers to whether such Commitment is a Commitment in respect of any of the Classes of Term Loans set forth in immediately preceding clause (a) and (c) when used with respect to Lenders, refers to whether such Lender has a Term Loan or Commitment in respect of a particular Class of Term Loans or Commitments.

“Closing Date” shall have the meaning provided in Section 12.10.

“Closing Date Open Market Purchase Agreements” shall mean those certain Open Market Purchase Agreements, dated as of the date hereof, by and between the Borrower, as the purchaser, and each of the Participating Term Lenders (as defined therein) party thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or are purported to be granted) pursuant to any Security Document, including, without limitation, all Security Agreement Collateral and all Mortgaged Properties.

“Collateral Agent” shall mean Wilmington Trust, in its capacity as collateral agent for the Secured Creditors hereunder and under the other Credit Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 11.09.

“Commitment” shall mean, for each Lender, its Initial Term Loan Commitment and any commitment in respect of any Class of Incremental Term Loans and Extended Term Loans, in each case, as same may be terminated, reduced or provided pursuant to the terms of this Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 12.03(b).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Company Material Adverse Effect” shall mean any change, circumstance, development, effect or occurrence that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided, however, that the term “Company Material Adverse Effect” will not include any change, circumstance, development, effect or occurrence to the extent caused by (a) changes or proposed changes in Laws or interpretations thereof or decisions by courts or any Governmental Entity first effected after the Closing Date, (b) changes or proposed changes in GAAP first effected after the Closing Date, (c) actions or omissions of any Company Group Member taken with the explicit written consent of Buyer in contemplation of the transactions contemplated by the Purchase Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, distributors, partners, financing sources, officers, employees and/or consultants on revenue, profitability or cash flows, or actions by Buyer and its Affiliates, (d) general conditions affecting the economy as a whole, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (e) events or conditions generally affecting the industries in which any Company Group Member operates, (f) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (g) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (h) other than for purposes of Section 3.5 and Section 3.16(b)(x) of the Purchase Agreement (and, to the extent related thereto, the conditions set forth in Section 7.3(a) of the Purchase Agreement) the announcement or pendency of the Purchase Agreement or the transactions contemplated by the Purchase Agreement to the extent related to the identity of Buyer, (i) any matter set forth on Schedule 1.1(c) to the Purchase Agreement, (j) the failure by any Company Group Member to take any action that is prohibited by any Transaction Document and for which the written consent of Buyer was sought but denied, (k) any change or prospective change in the credit ratings of any Company Group Member, or (l) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that (A) the matters described in clauses (a), (b), (d), (e), (f) and (g) shall be included in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate and adverse impact on the business, assets, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole, relative to other participants in the same business as the Company Group, and (B) clauses (k) and (l) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Company Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (ii) that has or would reasonably be expected to prevent the Members or the Company from performing their respective obligations under the Purchase Agreement or materially delay the ability of the Members or the Company Group to consummate the transactions contemplated by the Purchase Agreement.

For purposes of the foregoing definition of Company Material Adverse Effect, capitalized terms used therein (other than “Purchase Agreement” and “Company Material Adverse Effect”) shall have the meanings assigned to such terms in the Purchase Agreement.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, executed and delivered by the Borrower or one of its Subsidiaries, the Collateral Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), subject to the terms of the Intercreditor Agreements.

“Copyright Security Agreement” shall have the meaning specified in the Security Agreement.

“Credit Documents” shall mean (i) this Agreement, the Guaranty, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement, the Subordination Agreement, the Successor Agent Agreement, each Note, the Agent Fee Letter, each Security Document, the First Amendment and the Second Amendment and (ii) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender in connection with the foregoing.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Default” shall mean any event, act or condition which solely with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account” shall mean any deposit account (as that term is defined in the UCC).

“Disqualified Lender” shall mean (i) those competitors of Holdings and its Subsidiaries and Affiliates of such competitors (other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), in each case, that were specified in writing to the Joint Lead Arrangers on March 30, 2015, as such list may be updated by written notice to the Administrative Agent from time to time and (ii) those certain banks, financial institutions and other entities that, in each case, were specified in writing to the Joint Lead Arrangers on March 30, 2015; provided that, to the extent the Borrower updates the list of Disqualified Lenders, the inclusion of any Person shall not retroactively apply to prior assignments or participations.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Dutch Auction Purchase Offer” shall have the meaning provided in Section 2.15(a).

“Early Opt-in Election” shall mean the occurrence of:

(a) (i) a determination by the Administrative Agent or the Borrower (as notified to the Administrative Agent) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.10 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the Administrative Agent or the Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders, by the Borrower to the Administrative Agent or by the Required Lenders of written notice of such election to the Administrative Agent.

“Eligible Transferee” shall mean and include any Person that is eligible to become a Lender pursuant to Section 12.04 but in any event excluding (x) the Sponsor, the Borrower, Holdings and their respective Affiliates and Subsidiaries, (y) natural persons and (z) any Disqualified Lender, other than with respect to assignments to Affiliated Persons to the extent expressly provided for under Section 2.15.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, regulation and ordinance, and any legally binding code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety as such matters relate to Hazardous Materials or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Contribution” shall mean the direct or indirect equity contributions to Topco, to be made by affiliates of the Sponsor and certain other Persons (including certain individuals who will be directors or officers of the Borrower upon consummation of the Acquisition), the Net Cash Proceeds of which will be further used to capitalize JJill Holdings, Inc., in an aggregate amount equal to, when combined with the fair market value of any Equity Interests of any management or other existing direct or indirect equity holders of Jill Intermediate, rolled over or invested in connection with the Transaction (whether contributed to JJill Holdings, Inc., or a direct or indirect parent of JJill Holdings, Inc.), at least 35% of the pro forma capitalization of Jill Intermediate and its Subsidiaries on the Closing Date after giving effect to the Transaction; provided that the Sponsor shall own or control at least a majority of the economic and voting equity interests of Holdings and its Subsidiaries on the Closing Date. To the extent that all or any portion of such contributions made to Holdings is not in the form of common equity, the amounts and terms thereof shall be reasonably acceptable to the Lead Arrangers.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; or the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that results in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure of any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan; a determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or Holdings, any Subsidiary of Holdings or any ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Plan; or the failure to make any required contribution to a Multiemployer Plan;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan;

(f) the complete or partial withdrawal of Holdings, any Subsidiary of Holdings or any ERISA Affiliate from a Multiemployer Plan that results in a material liability to Holdings or any Subsidiary; the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan that results in a material liability to Holdings or any Subsidiary; or the receipt by Holdings, any Subsidiary of Holdings or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or

(g) Holdings, any Subsidiary of Holdings or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 10.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” shall mean (i) Deposit Accounts and Securities Accounts established (or otherwise maintained) by Holdings or any of its Restricted Subsidiaries the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Credit Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Credit Parties, (ii) all segregated Deposit Accounts and Securities Accounts established (or otherwise maintained) by Holdings or any of its Restricted Subsidiaries constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll (and other wage and benefit) accounts, trust or similar accounts, (iii) all zero balance accounts and (iv) all other Deposit Accounts established (or otherwise maintained) by Holdings or any of its Restricted Subsidiaries (excluding collection accounts, concentration accounts and the Term Loan Administrative Agent’s Accounts) that do not have cash balances at any time exceeding $250,000 for any individual Deposit Account or $250,000 in the aggregate for all such Deposit Accounts.

“Excluded Subsidiary” shall mean any “Excluded Subsidiary” under and as defined in the Priming Term Loan Credit Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in the Term Loans (or any fees hereunder) pursuant to a law in effect on the date on which (i) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Documents” means each of (a) the Credit Agreement, dated as of April 29, 2011, among JJ AB Funding Corp., as Borrower, the Lenders party thereto and The CIT Group/Business Credit, Inc., as Administrative Agent; (b) the Credit Agreement, dated as of April 29, 2011, among JJ Lease Funding Corp., as Borrower, the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent; (c) the Credit Agreement, dated as of September 27, 2012, among JJ Mezz Funding Corp., as Borrower, the Lenders party thereto and CC Holdings Agency Corp., as Administrative Agent; (d) the Working Capital Murabaha Facility Agreement dated as of April 29, 2011, among JJ AB Funding Corp., Jill Acquisition LLC, AIA Limited, Arcapita Investment Funding Limited and The CIT Group/Business Credit, Inc., as agent; (e) the Registered Lease and License Financing and Purchase Option Agreement, dated as of April 29, 2011, among Jill Acquisition LLC, JJ Lease Funding Corp. and Credit Suisse AG, Cayman Islands Branch, as agent; and (f) the Commodities Purchase Facility Agreement, dated as of September 27, 2012, among Jill Acquisition LLC, JJ Mezz Funding Corp., AIA Limited, Arcapita Investment Funding Limited, and CC Holdings Agency Corp.

“Extended Term Loans” shall have the meaning provided in Section 2.16(a).

“Extending Term Lender” shall have the meaning provided in Section 2.16(a).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Amendment” shall have the meaning provided in Section 2.16(c).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations (rounded upwards, if necessary to the next 1/100th of 1%) for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Sections 3.01 and 4.01(c).

“First Amendment” means Amendment No. 1 to Term Loan Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, Holdings, the other Credit Parties party thereto, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” means the conditions precedent to the effectiveness of the First Amendment shall have been satisfied and waived in accordance with the terms thereof, which date shall be May 27, 2016.

“Fiscal Quarter” shall mean each of the quarterly periods beginning on the day after the last day of the immediately preceding Fiscal Quarter and ending on the Saturday closest to April 30, July 31, October 31 and January 31; provided that for purposes of calculating compliance with any financial ratio or test in respect of a Test Period that includes any period prior to the Closing Date, “Fiscal Quarter” shall be deemed to be each of the three-month periods ended on August 2, 2014, November 1, 2014, January 31, 2015, and May 2, 2015 (with Consolidated EBITDA for such periods deemed to be the amounts provided in the definition of “Test Period” contained herein).

“Fiscal Year” shall mean each fiscal year of Holdings and its Subsidiaries ending on the Saturday closest to January 31 in each calendar year.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, that determinations in accordance with GAAP for purposes of Section 2.14, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall have the meaning provided in Section 5.08.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Hedging Creditors” shall mean, collectively, each Lender Counterparty party to a Term Secured Hedging Agreement.

“Holdings” shall have the meaning provided in the introductory paragraph to this Agreement.

“Holdings Common Stock” shall mean the authorized shares of common stock of Holdings on the Closing Date, together with any subsequently authorized shares of common stock of Holdings.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower (that, except for purposes of Section 10.01(e), is not a Guarantor) that the Borrower elects to treat as an Immaterial Subsidiary; provided, that a Subsidiary may be designated an Immaterial Subsidiary (and remain an Immaterial Subsidiary) only so long as such Subsidiary (a) does not, as of the last day of the Fiscal Quarter of the Borrower most recently ended, have assets with a value in excess of 2.5% of the total assets or revenues representing in excess of 2.5% of total revenues of Holdings, the Borrower and their Subsidiaries, in each case, on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Borrower most recently ended, does not have assets with a value in excess of 5.0% of total assets or revenues representing in excess of 5.0% of total revenues of Holdings, the Borrower and their Subsidiaries, in each case, on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date is set forth in Schedule 1.01(b).

“Incremental Amendment” shall have the meaning provided in Section 2.14(a).

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Indebtedness” shall mean, as to any Person, if and to the extent (other than with respect to clause (c)) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount secured and the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take or pay and similar obligations, (f) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (e) above and clause (g) below and (g) all net payments under any Interest Rate Protection Agreement or any Other Hedging Agreement that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined. Notwithstanding the foregoing, Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks in respect of assets pending the satisfaction by the seller of such assets of unperformed obligations, (D) accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business of such Person or (E) in the case of the Borrower and its Restricted Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and its Restricted Subsidiaries).

“Indemnified Liabilities” shall have the meaning provided in Section 12.01(a)(ii).

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Maturity Date” shall mean May 8, 2022, the date that is the seventh anniversary of the Closing Date.

“Initial Term Loan Commitment” shall mean, for each Initial Term Loan Lender, the amount set forth opposite such Initial Term Loan Lender’s name in Schedule 1.01(a) directly below the column entitled “Initial Term Loan Commitment”.

“Initial Term Loan Lender” shall mean each financial institution listed on Schedule 1.01(a) directly below the column entitled “Initial Term Loan Commitment”.

“Initial Term Loans” shall have the meaning provided in Section 2.01.

“Intercreditor Agreement” shall mean the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the Subordination Agreement, as applicable.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as such term is defined in Article 9 of the UCC).

“IRS” shall mean the United States Internal Revenue Service.

“Jefferies Finance” shall have the meaning provided in the introductory paragraph to this Agreement.

“Joint Book-Running Managers” shall mean Jefferies Finance and Macquarie Capital (USA) Inc. in their capacity as Joint Book-Running Managers and any successor thereto.

“Joint Lead Arrangers” shall mean Jefferies Finance and Macquarie Capital (USA) Inc. in their capacity as Joint Lead Arrangers and any successor(s) thereto.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Legal Requirements” shall mean, as to any person, the organizational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14 or 12.04(b), in each case, (other than with respect to Section 11.06 or 12.01) for so long as such Person holds Term Loans or Commitments hereunder.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is a Lender or an Affiliate of a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if such Lender subsequently ceases to be a Lender, as the case may be, under this Agreement for any reason).

“Lender Default” shall mean (a) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing that is required to be funded hereunder, (b) a Lender having notified in writing to the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01, 2.04 or 2.14 to the extent such Lender has agreed to make Incremental Term Loans thereunder or has made a public statement to that effect, (c) a Lender having failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender Default shall cease to exist upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) a Lender or any parent company of such having become the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“LIBO Rate” shall mean, for any Interest Period, the higher of (i) (a) the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the applicable Bloomberg screen page (or any successor to such service, or such other commercially available source which displays the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period, divided by (b) 1 minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), and (ii) 1.00% per annum..

“LIBOR Loan” shall mean each Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Majority Lenders” of any Class at any time shall mean those Non-Defaulting Lenders who would constitute the Required Lenders (calculated in accordance with such definition) at such time, but for this purpose determined as if only the respective Class of Term Loans were outstanding hereunder.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities (financial or otherwise) of Holdings, the Borrower and their respective Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Documents or (ii) on the ability of the Credit Parties (taken as a whole) to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent under the Credit Documents, in each case, other than as a direct result of the impact of the COVID-19 pandemic.

“Maturity Date” shall mean, (i) with respect to the Initial Term Loans, the Initial Maturity Date; (ii) with respect to Incremental Term Loans, the final maturity date thereof as specified in the applicable Incremental Amendment; and (iii) with respect to Extended Term Loans, the final maturity date as specified in the applicable Extension Offer; provided, further, that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Facilities Amount” shall mean $0.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Minimum Extended Class Amount” shall have the meaning provided in Section 2.16(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006) or other form reasonably satisfactory in form and substance to the Required Lenders.

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, or to which Holdings, a subsidiary of Holdings or an ERISA Affiliate has any liability, contingent or otherwise.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Term Loans and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by the Borrower and its Subsidiaries hereunder), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amount.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements (including commodity futures or forward purchase contracts), or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13). For the avoidance of doubt, Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.

“Participant” shall have the meaning provided in Section 12.04(a).

“Participant Register” shall have the meaning provided in Section 12.04(a).

“Patent Security Agreement” shall have the meaning specified in the Security Agreement.

“Patriot Act” shall have the meaning provided in Section 12.18.

“Payment Account” shall mean the Administrative Agent’s account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto. “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, or to which Holdings, a subsidiary of Holdings or an ERISA Affiliate has any liability, contingent or otherwise, and is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Platform” shall have the meaning provided in Section 12.03(c).

“Prime Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided, that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates).

“Priming Credit Documents” shall mean the “Credit Documents” (or any analogous term) under and as defined in the Priming Term Loan Credit Agreement.

“Priming Term Loan Agent” shall mean Wilmington Trust, in its capacities as administrative agent and collateral agent under the Priming Term Loan Credit Agreement and other Priming Credit Documents, and any successor or replacement administrative agent and collateral agent under the Priming Term Loan Credit Agreement or any other Priming Credit Document.

“Priming Term Loan Credit Agreement” shall mean that certain Priming Term Loan Credit Agreement, dated as of September 30, 2020 by and among the Borrower, Holdings, the Priming Term Loan Agent and the lenders party from time to time thereto, as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time.

“Priming Term Loans” shall mean the “Loans” (or any analogous term) under and as defined in the Priming Term Loan Credit Agreement.

“Pro Forma Financial Statements” shall have the meaning provided in Section 7.05(a)(ii).

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with this Agreement and delivered to the Administrative Agent and the Lenders prior to the Closing Date.

“Public Lender” shall have the meaning provided in Section 12.03(c).

“Purchase Agreement” shall have the meaning provided in the Recitals to this Agreement.

“Purchase Agreement Representations” shall mean the representations and warranties made by Jill Intermediate in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that JJill Holdings, Inc., or its applicable Affiliates have the right to terminate their respective obligations under the Purchase Agreement (or to decline to consummate the Acquisition) as a result of a breach of such representations.

“Purchase Offers” shall have the meaning provided in Section 2.15(a).

“Qualified Credit Party” shall mean the Borrower and each Subsidiary Guarantor (each of which shall be a Wholly-Owned Domestic Subsidiary).

“Quarterly Financial Statements” shall mean the unaudited consolidated balance sheets and related statements of operations and cash flows of Jill Intermediate and its Subsidiaries for the most recent Fiscal Quarters after the date of the last Annual Financial Statements and ended at least 45 days before the Closing Date.

“Quarterly Payment Date” shall mean the last Business Day of each April, July, October and January occurring after the Closing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” shall have the meaning provided in Section 12.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Related Persons” shall have the meaning provided in Section 11.06.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders (other than Affiliated Lenders) the sum of whose outstanding Term Loans at such time represents at least a majority of the sum of all outstanding Term Loans of Non-Defaulting Lenders that are not Affiliated Lenders at such time.

“Restricted Subsidiary” of any Person shall mean any Subsidiary of such Person. For the avoidance of doubt, the Borrower shall at all times constitute a Restricted Subsidiary of Holdings.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor to its rating agency business.

“Scheduled Additional Class Repayment” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled Additional Class Repayment Date” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled Repayment Date” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled Repayments” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(i).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(i).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean that certain Amendment No. 2 to Term Loan Credit Agreement, Consent and Waiver, dated as of the Second Amendment Effective Date, by and among Borrower, Holdings, Administrative Agent and Collateral Agent and the Second Amendment Consenting Lenders, which constitute the Required Lenders.

“Second Amendment Consenting Lender” shall mean any Lender that is a party to the Second Amendment, and all such Lenders collectively, the “Second Amendment Consenting Lenders”.

“Second Amendment Effective Date” shall mean September 30, 2020.

“Second Amendment Effective Date Open Market Purchase Agreements” shall mean those certain Open Market Purchase Agreements, dated as the date hereof, by and among the Borrower, as the purchaser, and each of the Participating Term Lenders (as defined therein) party thereto.

“Secured Creditors” shall mean collectively, the Administrative Agent, the Collateral Agent, the Lenders and each Hedging Creditor.

“Secured Obligations” shall mean all (x) Obligations and (y) obligations of any Credit Party arising under any Term Secured Hedging Agreement or the guarantee thereof pursuant to the Credit Documents (other than Excluded Swap Obligations).

“Securities Account” shall mean a securities account (as that term is defined in the UCC).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.11.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, each Control Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which Holdings or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent”, with respect to any Person, shall mean that as of the date of determination both: (i)(a) the sum of the debt (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, and (b) the capital of such Person and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Restricted Subsidiaries, taken as a whole; and (ii) such Person and its Restricted Subsidiaries do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Representations” shall mean those representations and warranties set forth in Sections 7.01(a), 7.02, 7.03(c) (as relating to the Credit Documents), 7.05(b), 7.08(d), 7.11, 7.13, 7.14 and 7.16.

“Sponsor” shall mean, collectively, TowerBrook Capital Partners L.P., its Affiliates (excluding portfolio companies) and investment funds managed by any of them.

“Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement, dated as of the Second Amendment Effective Date, by and among the Credit Parties, the Subordinated Facility Agent, the ABL Agent, the Administrative Agent, the Collateral Agent and the Priming Term Loan Agent, in substantially the form of Exhibit L attached hereto, as it may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof.

“Subordinated Facility Agent” shall mean Wilmington Trust, in its capacities as administrative agent and collateral agent under the Subordinated Facility Credit Agreement and other Subordinated Facility Loan Documents, and any successor or replacement administrative agent and collateral agent under the Subordinated Facility Credit Agreement or any other Subordinated Facility Loan Documents.

“Subordinated Facility Credit Agreement” shall mean that certain Subordinated Term Loan Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, Holdings, the Subordinated Facility Agent and the lenders party thereto, as may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof and the Subordination Agreement. Any reference to the Subordinated Facility Credit Agreement hereunder shall be deemed a reference to any Subordinated Facility Credit Agreement then in existence.

“Subordinated Facility Loan Documents” shall mean the “Credit Documents” (or any analogous term) as defined in the Subordinated Facility Credit Agreement, including any amendments, restatements, amendments and restatements, supplements, modifications, or replacements thereto to the extent permitted pursuant to the terms hereof and the Subordination Agreement.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower (other than any Excluded Subsidiary) that is or becomes a Credit Party, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Successor Agent Agreement” shall mean that certain Successor Agent Agreement, dated as of the Second Amendment Effective Date, by and among Jefferies Finance LLC, in its capacity as Existing Agent (as defined therein), Wilmington Trust, , in its capacity as Successor Agent (as defined therein), the Borrower, Holdings and the Lenders party thereto constituting the Required Lenders in accordance with this Agreement.

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any obligations under any Interest Rate Protection Agreement or Other Hedging Agreement that constitutes a “swap” within the meaning of the Commodity Exchange Act.

“Syndication Agent” shall mean Macquarie Capital (USA) Inc.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Administrative Agent’s Account” shall mean any account maintained with the Administrative Agent for purposes of collection by the Administrative Agent of any collected amounts held in concentration accounts pursuant to the terms of the ABL Credit Agreement.

“Term Loan Intercreditor Agreement” shall mean that certain Term Loan Intercreditor Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Administrative Agent, the Collateral Agent, the Priming Term Loan Agent, and the other parties thereto, in the form of Exhibit K hereto and as amended, restated, amended and restated, modified and/or supplemented from time to time.

“Term Loan Priority Collateral” shall have the meaning provided in the ABL Intercreditor Agreement.

“Term Loans” shall mean Initial Term Loans, 2016 Incremental Term Loans, Incremental Term Loans incurred after the First Amendment Effective Date and Extended Term Loans.

“Term Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreement entered into by one or more Credit Parties with any Lender Counterparty designated in writing by the Borrower to the Administrative Agent as a “Term Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents within 30 days of entering into such agreement (or in the case of any Interest Rate Protection Agreement and/or Other Hedging Agreement existing on the Closing Date, within 30 days after the Closing Date); provided, that (x) an Interest Rate Protection Agreement and/or Other Hedging Agreement may not be so designated, and will not constitute a Term Secured Hedging Agreement, if it is secured by any ABL Facility Priority Collateral on a basis prior to the Obligations pursuant to this Agreement (whether secured on a pari passu basis with the ABL Obligations or otherwise) and (y) such Interest Rate Protection Agreement and/or Other Hedging Agreement (and related obligations) shall be permitted in accordance with the terms of this Agreement.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Trademark Security Agreement” shall have the meaning provided in the Security Agreement.

“Transaction” shall mean, collectively, (a) the consummation of the Acquisition and the other transactions contemplated by the Purchase Agreement, (b) the execution and delivery by each Credit Party of the Credit Documents to which it is a party and the incurrence of Initial Term Loans on the Closing Date and the use of proceeds thereof, (c) the execution and delivery by each Credit Party of the ABL Loan Documents and the incurrence of ABL Loans on the Closing Date, if any, and the use of proceeds thereof and (d) the payment of all Transaction Costs.

“Transaction Costs” shall mean, collectively, one-time costs, fees and expenses incurred in connection with the Transaction.

“Treasury Regulations” shall mean the United States federal income tax regulations promulgated under the Code.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant state or jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.04(f)(ii)(B)(iii).

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Wilmington Trust” shall have the meaning provided in the introductory paragraph of this Agreement.

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

“Yield Differential” shall have the meaning provided in Section 2.14(a).

1.02 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding and (vii) references to agreements (including this Agreement) or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(b) [Reserved].

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. Amount and Terms of Credit.

2.01 The Initial Term Loan Commitments. Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type and Class, and (iv) shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.02 Minimum Amount of Each Borrowing; Maximum Number of Interest Periods. The aggregate principal amount of each Borrowing of Term Loans under a respective Class shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than seven (7) Borrowings of LIBOR Loans in the aggregate for all Classes of Term Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent).

2.03 Notice of Borrowing. (a) When the Borrower desires to incur Term Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office (i) at least three Business Days’ prior notice thereof in the case of LIBOR Loans and (ii) at least one Business Day’s prior notice thereof in the case of Base Rate Loans; provided, that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 2:30 P.M. (New York City time) on such day. Such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (A) the aggregate principal amount of the Term Loans (and specifying the Class thereof) to be incurred pursuant to such Borrowing, (B) the date of such Borrowing (which shall be a Business Day) and (C) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Term Loans, the Administrative Agent shall be entitled to rely and act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of the Borrowing or prepayment of Term Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 2:30 P.M. (New York City time) on each Borrowing Date, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds to the Payment Account, and the Administrative Agent will make available to the Borrower to such account as the Borrower may specify in writing prior to the Borrowing Date, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall repay such corresponding amount to the Administrative Agent within one Business Day. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

2.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans. In the event of any conflict between a Lender’s internal records and the Register, the Register shall control, absent manifest error.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Term Loans to the Borrower shall affect, or in any manner impair, the obligations of the Borrower to repay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrower shall reasonably promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.

2.06 Conversions/Continuations. The Borrower shall have the option to convert (or continue), on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made pursuant to one or more Borrowings of one or more Types of Term Loans into a Borrowing of another Type of Term Loan (or to continue all or a portion of any LIBOR Loan as a LIBOR Loan); provided, that except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans (or continued as LIBOR Loans with a new Interest Period) only on the last day of an Interest Period applicable to the Term Loans being converted (or continued) and no such partial conversion of Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default has occurred and is continuing on the date of the conversion, and (c) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 2:30 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans (or continuations of LIBOR Loans), three Business Days’ prior notice; provided, however, that if the Borrower wishes to request LIBOR Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 1:00 p.m. (New York City time) three (3) Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period is available to the Lenders and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted (or continued), the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into (or continued as) LIBOR Loans, the Interest Period to be applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

2.07 Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their applicable Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

2.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) Overdue amounts of principal and interest on any Term Loan shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), to the extent permitted by law, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Term Loan, in the case of principal, and, in the case of interest, the rate then borne by the applicable Term Loan to which such interest relates. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) in arrears on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods. At the time the Borrower gives the Notice of Borrowing or any Notice of Conversion/Continuation in respect of the making of, continuation as or conversion into any LIBOR Loan, the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three or six month period, (y) to the extent agreed to by all Lenders with Term Loans under the relevant Class, a twelve month period or (z) if agreed by the Administrative Agent in its discretion and each Lender with Term Loans under the relevant Class, such other period not to exceed one-month; provided, that (in each case):

(a) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default has occurred and is continuing; and

(f) no Interest Period in respect of any Borrowing of any Class of Term Loans shall be selected which extends beyond the Maturity Date for such Class of Term Loans.

If by 2:30 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Closing Date (or the date such Lender became a Lender hereunder, if later) in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate, or (2) any change subjecting any Recipient to any Taxes (except for Excluded Taxes and any Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any request from a Governmental Authority (whether or not having force of law) or (C) impracticable as a result of a contingency, other than with respect to a tax matter not otherwise provided for in this Section 2.10, occurring after the Closing Date or since the date such Person becomes a Lender, if later, which materially and adversely affects the London interbank market generally; then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice in writing to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall not be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or any Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, and stating that such Lender is charging such costs to its borrowers generally pursuant to its internal policies, submitted to the Borrower by such Lender (with a copy to the Administrative Agent) shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as reasonably possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent written notice on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice by the Borrower to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided, that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Closing Date (or the date such Lender became a Lender hereunder, if later) the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided, that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (with a copy to the Administrative Agent), which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided, further, that, notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(d) It is understood that this Section 2.10 shall not apply to Excluded Taxes or Indemnified Taxes.

(e) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent, the Required Lenders and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement, provided that any such Benchmark Replacement shall be administratively feasible for the Administrative Agent (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in which the Required Lenders are a signatory thereto and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations, protections and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). In addition, the Administrative Agent shall not be bound to comply with, acknowledge or consent to any Benchmark Replacement or Benchmark Replacement Conforming Changes or any other amendment to this Agreement or any Credit Document that would affect its rights, duties, privileges, protections, obligations or liabilities, or in such Administrative Agent’s reasonable judgment, otherwise adversely affect it. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.10(e) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, the Required Lenders and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement, provided that any such Benchmark Replacement Conforming Changes shall be administratively feasible for the Administrative Agent. In addition, the Administrative Agent shall not be bound to comply with, acknowledge or consent to any Benchmark Replacement Conforming Changes or any other amendment to this Agreement or any Credit Document that would affect its rights, duties, privileges, protections, obligations or liabilities, or in such Administrative Agent’s reasonable judgment, otherwise adversely affect it.

(iii) Notices; Standards for Decisions and Determinations. The Required Lenders will promptly notify the Borrower, the Administrative Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lenders or the Administrative Agent pursuant to this Section 2.10(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(e). In the event that the LIBO Rate is unavailable and the Administrative Agent has not been notified in writing of a Benchmark Replacement by the Required Lenders and the Borrower in accordance with this Agreement within two Business Days prior to an applicable Interest Determination Date, the Administrative Agent shall use the LIBO Rate in effect for the immediately prior Interest Period until a Benchmark Replacement has been effective in accordance with this Agreement.

(iv) Benchmark Unavailability Period. Upon the Borrower’ receipt of notice from the Required Lenders of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBO Rate Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBO Rate will not be used in any determination of Base Rate.

2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in the Notice of Borrowing or in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn or rescinded pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Term Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (d) as a consequence of (i) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if any; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13 Replacement of Lenders. (i) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or which results in the Borrower being required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 4.04 or (c) in the case of a refusal by a Lender to consent to a proposed amendment, change, waiver, discharge or termination with respect to this Agreement which expressly requires the consent of such Lender and which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(a), the Borrower shall have the right, in accordance with Section 12.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall (other than in the case of an existing Lender or Lender Affiliate) be reasonably acceptable to the Administrative Agent; provided, that:

(ii) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender;

(iii) the replacement may not be by an Affiliated Lender, other than an Affiliated Sponsor Lender in accordance with the requirements of, and subject to the limitations contained in, Sections 2.15(a)(vii) and (d); and

(iv) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13 and satisfaction of the other conditions set forth in this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is hereby authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (iii) immediately above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender.

2.14 Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases to the then-existing Term Loans or one or more additional Classes of Term Loans (the “Incremental Term Loans”); provided that (i) no Default or Event of Default shall have occurred at the time of the incurrence of such Incremental Term Loans and be continuing or result therefrom, (ii) no Lender shall be obligated to provide any Incremental Term Loans as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in writing in its sole discretion to provide an Incremental Term Loan and executed and delivered to the Administrative Agent an Incremental Amendment as provided below in this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (iii) each increase in then-existing Term Loans or additional Class of Incremental Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 and a whole multiple of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence or the Administrative Agent otherwise consents) and (iv) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Officer of the Borrower, certifying, to the best of such officer’s knowledge, (x) compliance with the requirements of preceding clause (i), the provisos of the second succeeding sentence, and of Section 6 to the extent required by the next succeeding paragraph, and (y) the “Maximum Incremental Facilities Amount”, including the ratio set forth therein, if applicable, at the time of incurrence (together with calculations thereof in reasonable detail). Notwithstanding anything to the contrary herein, in no event shall the aggregate amount of the Incremental Term Loans incurred at any time exceed the Maximum Incremental Facilities Amount as of such time. The Incremental Term Loans shall be, except as provided in immediately succeeding clause (ii) below, secured by the Security Documents, and guaranteed under the Guaranty, on an equal and ratable basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranty and shall be treated substantially the same as the existing Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided, however, that (i) the interest rate applicable to a Class of Incremental Term Loans may differ from that applicable to the Initial Term Loans or any other Class of Incremental Term Loans, provided, however, if the “effective yield” applicable to a given Class of Incremental Term Loans (which, for such purposes only, shall be deemed to take account of any then applicable interest rate margin, interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) four years) payable to all Lenders providing such Class of Incremental Term Loans but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Class of Incremental Term Loans) determined as of the initial funding date for such Class of Incremental Term Loans exceeds the “effective yield” of any Initial Term Loans or any other Class of Incremental Term Loans (unless the terms of such Class provide that such Class is not subject to this provision) (determined on the same basis as provided above, with the comparative determination to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practice) by more than 0.50% (the amount of such excess over 0.50% being the “Yield Differential”), the Applicable Margin for such Initial Term Loans or such other Class of Incremental Term Loans subject to a Yield Differential shall automatically be increased by the Yield Differential (including, as provided in the following proviso, the LIBO Rate or Base Rate floor) effective upon the making of the applicable Incremental Term Loans; provided that, in determining the interest rate margins applicable to the Incremental Term Loans and the Initial Term Loans or such other Class of Incremental Term Loans (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any other Class of Incremental Term Loans in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (y) if the Incremental Term Loans include a LIBO Rate floor or Base Rate floor greater than the LIBO Rate floor or Base Rate floor applicable to the then-existing Initial Term Loans or any other then-existing Class of Incremental Term Loans, (I) such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the then-existing Initial Term Loans or any other then-existing Class of Incremental Term Loans shall be required and (II) to the extent an increase in the LIBO Rate floor or Base Rate floor in the then-existing Initial Term Loans or any other then-existing Class of Incremental Term Loans would cause an increase in the interest rate then in effect thereunder, the LIBO Rate floor or Base Rate floor (but not the interest rate margin) applicable to the Initial Term Loans or any other then-existing Class of Incremental Term Loans shall be increased by such increased amount, (ii) a given Class of Incremental Term Loans may rank junior in right of security with other Term Loans or be unsecured, in which case such Incremental Term Loans will be extended pursuant to a separate credit agreement and the provisions of immediately preceding clause (i) shall not apply; (iii) the final stated maturity date for a given Class of Incremental Term Loans may be on or later (but not sooner) than, the Initial Maturity Date, (iv) the amortization requirements for a given Class of Incremental Term Loans may differ, (v) except as otherwise required or as permitted in clauses (i) through (iv) above, the other terms of a given Class of Incremental Term Loans shall be on terms and pursuant to documentation to be determined by the Borrower and the Lenders and/or Additional Lenders providing such Incremental Term Loans and shall, at all times prior to the Latest Maturity Date then in effect at the time of such incurrence, be substantially consistent with the terms of the Loans; provided that such terms may differ if reasonably satisfactory to the Administrative Agent; provided, further, that any such terms that are not substantially consistent with the then- existing Loans shall be no more favorable (taken as a whole) to the relevant Lenders under such Incremental Term Loans than those applicable to the then-existing Loans (taken as a whole) and (vi) the proceeds of Incremental Term Loans may be utilized by Holdings, the Borrower or any of their respective Subsidiaries as may be agreed by the Borrower and the Lenders providing the Incremental Term Loans, to the extent not otherwise prohibited by this Agreement. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (or any existing Lender Affiliate) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented to such Additional Lender (such consent not to be unreasonably withheld or delayed) and such Additional Lender shall not be an Affiliated Lender (other than Affiliated Sponsor Lenders in accordance with the requirements of, and subject to the limitations contained in, Sections 2.15(a)(vii) and (d)). Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents (including, without limitation, any Mortgage modifications and related date-down endorsements to the Mortgage Policies) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The occurrence of the effective date of any Incremental Amendment shall be subject to the satisfaction on such date of each of the conditions set forth in Section 6 (it being understood that all references to “the Borrowing Date” or similar language in such Section 6 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(b) [Reserved].

(c) This Section 2.14 shall supersede any provisions in Section 12.06 or 12.12 to the contrary.

2.15 Term Loan Repurchases. (a) Subject to the terms and conditions set forth or referred to below, (x) each of Holdings, the Borrower, the Sponsor or any of their respective Affiliates (including any of the Subsidiaries of Holdings or the Borrower, collectively, the “Affiliated Lenders” and each an “Affiliated Lender”) may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Term Loans (each, a “Dutch Auction Purchase Offer”), each such Dutch Auction Purchase Offer to be managed exclusively by the Administrative Agent (to the extent agreed to by the Administrative Agent in writing in its sole discretion) or an investment bank of recognized standing selected by the Borrower following consultation with the Required Lenders (in such capacity, the “Auction Manager”), and (y) each of the Sponsor or its Affiliates (excluding Holdings, the Borrower and any Subsidiaries of Holdings or the Borrower, collectively, the “Affiliated Sponsor Lenders” and each an “Affiliated Sponsor Lender” and, together with any Affiliated Lenders, the “Affiliated Persons”) may from time to time purchase Term Loans on the open market (each, an “Open Market Purchase Offer” and together with a Dutch Auction Purchase Offer, the “Purchase Offers”), so long as in each case the following conditions (to the extent applicable) are satisfied:

(i) each Dutch Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.15 and the Auction Procedures;

(ii) [reserved];

(iii) each Dutch Auction Purchase Offer shall be open and offered to all Lenders (or all Lenders of a particular Class) on a pro rata basis;

(iv) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Affiliated Persons offer to purchase in any such Dutch Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent) or, if less, the aggregate outstanding principal amount of Term Loans;

(v) the purchase of Term Loans pursuant to this Section 2.15 shall not be permitted to be funded with the proceeds of contemporaneous borrowings under the ABL Credit Agreement;

(vi) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans purchased by Holdings, the Borrower or any of their Subsidiaries pursuant to any Dutch Auction Purchase Offer shall automatically be cancelled and retired by Holdings, the Borrower or the respective Subsidiary, as applicable, on the settlement date of the relevant purchase (and may not be resold);

(vii) [reserved];

(viii) [reserved]; and

(ix) at the time of each purchase of Term Loans through a Dutch Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of an Authorized Officer certifying as to compliance with preceding clauses (v) through (vii) in each case to the extent applicable.

(b) The relevant Affiliated Person must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above at the scheduled time of purchase of Term Loans pursuant to such Purchase Offer. Such Affiliated Person shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above at the scheduled time of consummation of such Purchase Offer, and any such termination shall not, in and of itself, result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by Holdings, the Borrower or any of their Subsidiaries pursuant to this Section 2.15, (x) the applicable Affiliated Person shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents or assignment documents relating to such Purchase Offer), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by such Affiliated Person and any cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments under Section 4.01 or Section 4.02 hereof.

(c) The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.15 (provided that no Lender shall have an obligation to participate in any such Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 12.04 and Section 12.06 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.15 or any forgiveness or cancellation of Term Loans provided for in clause (b) above. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 11 and Section 12.02 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, Holdings, the Borrower and each Affiliated Sponsor Lender becoming a Lender hereby agree that (i) each Affiliated Sponsor Lender’s voting rights as a Lender in respect of the Credit Documents are limited as, and to the extent, set forth herein (including in the definition of “Required Lenders” appearing in Section 1.01); provided, that no amendment, modification, waiver or consent in respect of Sections 10.03 or 12.06, to the extent that such amendment, modification, waiver or consent disproportionately and adversely affects such

Affiliated Sponsor Lender, shall be effective without the consent of such Affiliated Sponsor Lender (and no Affiliated Sponsor Lender shall be bound to any amendment or waiver that requires the consent of each Lender, or each affected Lender, pursuant to Section 12.12 without its consent), (ii) each Affiliated Sponsor Lender waives its right in its capacity as a Lender to receive information (other than administrative information such as notifications under this Section 2) not prepared by (or on behalf of) Holdings or the Borrower from the Administrative Agent, the Collateral Agent or any other Lender under or in connection with the Credit Documents otherwise delivered or required to be delivered to each Lender (and not delivered to Holdings or the Borrower) and attend any meeting or conference call with the Administrative Agent, the Collateral Agent or any Lender in respect of the Credit Documents but in which neither Holdings nor the Borrower participates and to receive advice of counsel to the Administrative Agent or the Lenders or challenge any related attorney client privilege, (iii) at the time of each assignment to an assignee that is an Affiliated Sponsor Lender, such assignee shall identify itself as an Affiliate Lender by notifying the Administrative Agent thereof in writing in the applicable Assignment and Assumption Agreement, (iv) no Affiliated Sponsor Lender shall make or bring any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents (except for gross negligence or willful misconduct or failure to deliver to such Affiliated Sponsor Lender its pro rata portion of distributions (including principal and interest) received from a Credit Party in accordance with the terms of the Credit Documents or (other than in the case of the Administrative Agent and Collateral Agent) breach of provisions specifically impacting such Affiliated Sponsor Lender in its capacity as such under the Credit Documents) and (v) no Affiliated Sponsor Lender shall have any right to, and each Affiliated Lender agrees that is shall not, vote the Term Loans held by such Affiliated Sponsor Lender in connection with any plan of reorganization or similar dispositive restructuring plan in any bankruptcy or insolvency proceeding or any other proceeding of the nature described in Section 10.01(e).

(e) Subject to the terms and conditions set forth or referred to below, each of Holdings and its Subsidiaries (collectively, the “Borrower Purchasing Parties”) may from time to time purchase Term Loans on the open market (each, a “Borrower Party Purchase Offer”), including pursuant to (x) to the Closing Date Open Market Purchase Agreements or (y) any other privately negotiated open-market transactions at, below or above par for cash, securities or any other consideration with one or more Lenders, so long as in each case the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing on the date of such purchase or would result therefrom;

(ii) the purchase of Term Loans pursuant to this Section 2.15(e) shall not be permitted to be funded with the proceeds of contemporaneous borrowings under the ABL Credit Agreement;

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans purchased by Holdings, the Borrower or any of their Subsidiaries pursuant to such Borrower Party Purchase Offer shall automatically be cancelled and retired by Holdings, the Borrower or the respective Subsidiary, as applicable, on the settlement date of the relevant purchase (and may not be resold); and

(iv) solely prior to the Second Amendment Effective Date, each Borrower Purchasing Party that is purchasing loans in connection with a Borrower Party Purchase Offer shall represent and warrant (or shall disclose that it cannot represent and warrant) as of the date of such purchase that such Affiliated Person does not have any Borrower Restricted Information that (A) has not been previously disclosed in writing to the assigning Lender(s) (other than because such Lender does not wish to, or has elected not to, receive such Borrower Restricted Information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans in such Purchase Offer.

2.16 Extensions of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date of the same Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like Maturity Date of the same Class, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans, as applicable, in each case as so extended, as well as the original Term Loans (in each case not so extended), thereafter being separate Classes; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Term Loans subject to such Extension Offer (except for covenants or other provisions applicable only to periods after the Latest Maturity Date as in effect at the time of the Extension Offer), (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date hereunder as in effect at the time of the Extension Offer and the scheduled repayments applicable to the respective Extended Term Loans shall not, for periods prior to the scheduled maturity date of the Class in respect of the Extension Offer is being made, be greater than those which would have applied in the absence of such Extension, (iv) [reserved], (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix) the Minimum Extended Class Amount shall be satisfied unless waived by the Required Lenders.

(b) With respect to each Extension consummated by the Borrower pursuant to this Section 2.16, (i) such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4 and (ii) no Extension Offer is required to be in any minimum amount; provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum aggregate principal amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion and waivable by the Borrower in its sole discretion) of Term Loans of any or all applicable Classes be tendered and (y) each Class of Extended Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (the “Minimum Extended Class Amount”) unless waived by the Required Lenders. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4 and 12.06) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c) Each Extension shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in this Section 2.16 (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 6.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions and officers’ certificates consistent with those delivered on the Closing Date under Section 5 and (ii) reaffirmation agreements and/or such amendments to the Credit Documents (including, without limitation, any Mortgage modifications and related date-down endorsements to the Mortgage Policies) as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Credit Documents. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) establish new Classes or sub-Classes in respect of the Extended Term Loans incurred pursuant thereto, (ii) modify Scheduled Repayments as provided in Section 4.02(a), (iii) modify the prepayments set forth in Section 4.01 and Section 4.02 to reflect the existence of new Classes or sub-Classes of Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other technical amendments to this

Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

(e) This Section 2.16 shall supersede any provisions in Section 12.06 or 12.12 to the contrary.

SECTION 3. Fees; Reductions of Commitment.

3.01 Fees. The Borrower agrees to pay to the Agents, for their own account, the fees set forth in the Agent Fee Letter at the times and in the amounts specified therein. All fees payable under Agent Fee Letter shall be paid on the dates due, in Dollars and immediately available funds. Once paid, none of the fees payable under the Agent Fee Letter shall be refundable under any circumstances.

3.02 Mandatory Reduction of Commitments. The Initial Term Loan Commitment of each Lender shall terminate permanently in its entirety on the Closing Date (after giving effect to the incurrence of the Initial Term Loans on such date).

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay any Class of the Term Loans, without premium or penalty (except as provided below in Section 4.01(c) and subject to Section 2.11), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 2:30 P.M. (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice of its intent to prepay Base Rate Loans and (B) at least three Business Days’ prior written notice of its intent to prepay LIBOR Loans, which notice (in each case) shall specify the amount of such prepayment, the date of prepayment (which shall be a Business Day) and the Types of Term Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of a Class of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 or a whole multiple of $100,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Class of Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; and (iv) each prepayment of any Class of Term Loans pursuant to this Section 4.01(a) shall be applied to reduce the then remaining Scheduled Repayments thereof as directed by the Borrower or, absent such direction, in direct order of maturity thereof.

(b) In the event of refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower shall have the right, upon five Business Days’ prior written notice by the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) and terminate all Commitments of such Lender in accordance with, and subject to the requirements of Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of Term Loans of any Class pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).

(c) [Reserved].

(d) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may, subject to Section 2.11, rescind any notice of prepayment pursuant to Section 4.01(a) or (b) if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class, which refinancing shall not be consummated or shall otherwise be delayed.

4.02 Mandatory Repayments. (a) (i). In addition to any other mandatory repayments required pursuant to this Section 4.02, on the last Business Day of each Fiscal Quarter of the Borrower (each, a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay that aggregate principal amount of Initial Term Loans and 2016 Incremental Term Loans, to the extent then outstanding, in an amount equal to 0.25% of the original aggregate principal amount thereof, and the Borrower shall be required to repay the remaining aggregate principal amount of Initial Term Loans and 2016 Incremental Term Loans then outstanding on the Initial Maturity Date (each such repayment, as the same may be (x) reduced as provided in Section 4.01(a) or 4.01(b), or pursuant to following clause (iii), or (y) increased, as provided in following clause (iv), a “Scheduled Term Loan Repayment”) (it being understood that amortization payable pursuant to this Section 4.02(a) with respect to Term Loans purchased and cancelled by the Borrower on the Second Amendment Effective Date shall not be payable to any other Term Loans thereafter and shall reduce the scheduled amortization payable hereunder).

(ii) Each additional Class of Term Loans created after the Closing Date in accordance with the provisions of this Agreement shall have such scheduled repayments applicable thereto (each such repayment, as same may be (x) reduced as provided in Section 4.01(a), or pursuant to the following clause (iii), or (y) increased as provided in following clause (iv), a “Scheduled Additional Class Repayment” and, together with the Scheduled Term Loan Repayments, the “Scheduled Repayments”), payable on such date (each a “Scheduled Additional Class Repayment Date” and, together with the Scheduled Term Loan Repayment Dates, the “Scheduled Repayment Date”) as shall be set forth in the applicable Incremental Amendments and/or Extension Amendments, as applicable..

(iii) At the time of any Extension with respect to a given Class of Term Loans outstanding hereunder, the Scheduled Repayments applicable to the Class subject to the Extension shall be proportionately reduced by the percentage of the respective Class of Term Loans which actually extends pursuant to such Extension. The respective Extended Term Loans resulting from such Extension shall have Scheduled Repayments applicable thereto as determined in accordance with Section 2.16.

(iv) If any Class of Term Loans is increased as a result of the incurrence of Incremental Term Loans which will be added to such Class, the Scheduled Repayments applicable to such Class shall be proportionately increased at the time of the Extension of such Incremental Term Loans.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) With respect to each repayment of Term Loans of a given Class required by this Section 4.02, the Borrower may designate the Types of Term Loans of such Class which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made; provided that: (i) repayments of LIBOR Loans pursuant to this Section 4.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) except for repayments made pursuant to Section 2.15, each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Term Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, apply such repayment, first, to Base Rate Loans and, second, if there are no Base Rate Loans outstanding at such time, to LIBOR Loans (applied first to such Borrowings as would result in the least amount owed by the Borrower under Section 2.11).

(h) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Term Loans of a respective Class shall be repaid by the Borrower in full on the Maturity Date for such Class of Term Loans.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds to the Payment Account. Any amounts received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business date for purposes of calculating interest thereon. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.04 Net Payments. (a) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Tax.

(c) The Credit Parties shall, without duplication of Section 4.04(a) or (b) above, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as reasonably practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if (x) a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises the Borrower and (y) in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA and any regulations promulgated thereunder after the date of this Agreement; and

(E) each Agent that is entitled to an exemption from or reduction of withholding tax with respect to any payment under this Agreement made by the Borrower to such Agent under the law of the jurisdiction in which the Borrower is located shall deliver to the Borrower or Administrative Agent, as applicable, (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or Administrative Agent, as applicable), any such properly completed and executed documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may permit such payments to be made without withholding or at a reduced rate of withholding tax.

Without limiting the generality of the foregoing, each Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (or, in the case of an Administrative Agent, the Borrower) (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or Administrative Agent, as applicable) duly completed and executed originals of IRS Form W-9 (or successor form) certifying that such Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrower and the Administrative Agent, as applicable, to determine whether or not such Agent is subject to United States federal backup withholding tax or information reporting requirements.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender shall promptly (x) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (y) take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary to avoid any requirement of applicable laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5. Conditions Precedent to the Initial Borrowing. The obligation of each Lender to make Initial Term Loans on the Closing Date is subject at the time of the making of such Initial Term Loans to the satisfaction or waiver (in accordance with Section 12.12) of the following conditions:

5.01 Counterparts; Notes. On or prior to the Closing Date, (a) Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same in writing, the appropriate Notes executed by the Borrower, in the amount, maturity and as otherwise provided herein.

5.02 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.07, 5.12, 5.16, 5.17 and 6.01 have been (or will be concurrently with the funding of the Term Loans on the Closing Date) satisfied on such date.

5.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date in form reasonably acceptable to the Administrative Agent.

5.04 Company Documents; Proceedings; etc. (a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by an Authorized Officer of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit D with appropriate insertions, together with certified copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On or prior to the Closing Date, the Administrative Agent shall have received all records of Company proceedings, good standing certificates and bring down letters, if any, which the Administrative Agent reasonably may have requested, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

5.05 Notice of Borrowing. Prior to the making of the Term Loans on the Closing Date, the Administrative Agent shall have received from JJill Holdings, Inc., the Notice of Borrowing with respect to such Term Loans meeting the requirements of Section 2.03(a).

5.06 Reserved.

5.07 Consummation of the Equity Contribution and Acquisition. On the Closing Date and substantially concurrently with the incurrence of the Initial Term Loans, (i) the Equity Contribution shall have been consummated, and (ii) the Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement; there shall have been no modifications or waivers of, or consents under the Purchase Agreement which are materially adverse to the interests of the Lenders without the written consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); it is hereby understood and agreed that (a) any modification, amendment, or waiver to the definition of “Company Material Adverse Effect” or (b) any reduction in the Acquisition Consideration shall, in each case, be deemed to be materially adverse to the interests of the Lenders, unless, in the case of clause (b), such reduction of the purchase price (i) does not exceed 20% of the original consideration and (ii) is applied as follows: (x) 25% to reduce the Equity Contribution and (y) 75% to reduce the amount of the Initial Term Loans to be funded under this Agreement on the Closing Date.

5.08 Guaranty. On the Closing Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit E (as amended, modified and/or supplemented from time to time, the “Guaranty”), and the Guaranty shall be in full force and effect.

5.09 Fees, etc. On the Closing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates), the Collateral Agent and the Joint Lead Arrangers all costs, fees and expenses (including, without limitation, reasonable and documented legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates), the Collateral Agent or any Joint Lead Arranger to the extent presented for payment at least three Business Days prior to the Closing Date and for which reasonably detailed invoices have been provided.

5.10 ABL Intercreditor Agreement. On the Closing Date, each Credit Party, the Collateral Agent (for and on behalf of the Secured Creditors) and the ABL Agent (for and on behalf of the ABL Secured Parties) shall have duly authorized, executed and delivered an intercreditor agreement.

5.11 Security Agreements. On the Closing Date, each Credit Party shall have duly authorized, executed and delivered (a) the Security Agreement in the form of Exhibit F (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, (b) to the extent applicable, the Copyright Security Agreement for filing with the United States Copyright Office, (c) to the extent applicable, the Patent Security Agreement for filing with the United States Patent and Trademark Office and (d) to the extent applicable, the Trademark Security Agreement for filing with the United States Patent and Trademark Office, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the foregoing Security Documents;

(ii) (x) any certificates representing Pledged Interests (as defined in the Security Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes endorsed in blank; provided that 100% of the total outstanding non-voting stock and not more than 65% of the total outstanding voting stock in or of any Excluded Subsidiary of the type referred to in clauses (iii) and (iv) of the definition thereof shall be pledged or similarly hypothecated to guarantee or support any Term Loan;

(iii) reports as of a recent date listing all effective financing statements that name Holdings or any of its domestic Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, none of which shall evidence any Lien other than (i) Permitted Liens (as defined in this Agreement in effect immediately prior to the Second Amendment Effective Date) or (ii) Liens in respect of which the Collateral Agent shall have received reasonably satisfactory termination or other release documentation; and

(iv) evidence of the completion of all other recordings and filings of, or with respect to, each such Security Document as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by each such Security Document; and each such Security Document shall be in full force and effect; provided that, (i) to the extent any security interest under a Security Document (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery or possession of certified securities) is not perfected on the Closing Date (x) due to undue burden or expense or (y) after the Borrower has used commercially reasonable efforts to do so, such perfection shall not be a condition to Borrowing on the Closing Date and (ii) any such unperfected security shall be perfected promptly after the Closing Date, and in no event later than 90 days after the Closing Date or such later date as the Administrative Agent may agree pursuant to Section 12.22.

5.12 ABL Credit Agreement; Other Indebtedness. (a) On the Closing Date, the Administrative Agent shall have received a true and correct copy of the ABL Credit Agreement, which shall be in full force and effect.

(b) On the Closing Date, after giving effect to the Transaction, the Borrower and its Subsidiaries shall have outstanding no Indebtedness for borrowed money other than (I) the Term Loans and (II) ABL Loans (not to exceed in the case of this clause (II), the lesser of (x) Availability (as defined in the ABL Credit Agreement) and (y) $10,000,000 (other than as permitted to remain outstanding under the Purchase Agreement).

(c) The Administrative Agent shall have received reasonably satisfactory pay off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Credit Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(d) The Administrative Agent shall have received a “pay-off” letter (or other documentation of termination or unwinding) in form and substance reasonably satisfactory to the Administrative Agent with respect to all Existing Credit Documents, and the Administrative Agent shall have received, or been given reasonable assurance of receiving contemporaneous with the closing, from any person holding any Lien securing any such Existing Credit Documents, such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in intellectual property and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Existing Credit Documents.

5.13 Financial Statements; Pro Forma Balance Sheet. The Joint Lead Arrangers shall have received the Annual Financial Statements, the Quarterly Financial Statements and the Pro Forma Financial Statements.

5.14 Solvency Certificate; Insurance Certificates. On the Closing Date, the Administrative Agent shall have received:

(a) a solvency certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower in the form of Exhibit G; and

(b) certificates of insurance and, subject to Section 12.22 hereof, related policy endorsements, each in form reasonably satisfactory to the Collateral Agent complying with the requirements of Section 8 (as of the Closing Date) for the business and properties of the Borrower and its Subsidiaries and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable.

5.15 Patriot Act. The Administrative Agent shall have received at least five days prior to the Closing Date (or such shorter period as may be agreed) all documentation and other information about Holdings, the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent at least 10 days prior to the Closing Date.

5.16 No Company Material Adverse Effect. Since March 30, 2015, there shall not have occurred a Company Material Adverse Effect.

5.17 Purchase Agreement and Specified Representations. The Purchase Agreement Representations and Specified Representations shall be true and correct in all material respects (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects).

In determining the satisfaction of the conditions specified in this Section 5, to the extent any item is required to be satisfactory to any Lender or the Administrative Agent, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction. The incurrence by the Borrower of Term Loans on the Closing Date shall be deemed to be a representation and warranty by each of Holdings and the Borrower that all conditions specified in Sections 5.07, 5.12, 5.16 and 5.17 have been satisfied.

SECTION 6. Conditions Precedent to the Incurrence of Term Loans after the Closing Date. The obligation of each Lender to make Term Loans after the Closing Date is also subject, at the time of such Borrowing, to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties. At the time of such Borrowing and also after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents (except as otherwise provided in Section 2.14 in connection with the borrowing of Incremental Term Loans) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

6.02 Notice of Borrowing. Prior to the making of the Term Loans, the Administrative Agent shall have received the Notice of Borrowing with respect to such Term Loans meeting the requirements of Section 2.03(a).

The incurrence by the Borrower of Term Loans after the Closing Date shall be deemed to be a representation and warranty by each of Holdings and the Borrower that all conditions specified in this Section 6 have been satisfied.

SECTION 7. Representations, Warranties and Agreements. Each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Initial Term Loans on the Closing Date:

7.01 Company Status. Each of Holdings and each of its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Power and Authority. Each Credit Party has the company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each such Credit Document constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation. Neither the consummation of the Transaction, nor the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except any Liens not prohibited by Section 9 hereof) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries, except with respect to any violation or conflict referred to in clauses (a) and (b) to the extent that such violation or conflict could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

7.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents) or exemption by, any Governmental Authority or third party is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document which in the case of clauses (i) and (ii), if not obtained, could reasonably be expected to result in a Material Adverse Effect.

7.05 Financial Statements; Financial Condition; Projections. (a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes and

(ii) the unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of operations and cash flows of Jill Intermediate as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period of Holdings ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statements of operations and cash flows) and any other adjustments as agreed by the Sponsor and the Joint Lead Arrangers (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Restricted Subsidiaries as at the last day of the four-Fiscal Quarter period referenced above and their estimated results of operations for the period covered thereby.

(b) On and as of the Closing Date, and after giving effect to the Transaction and to all Indebtedness (including the Term Loans and the ABL Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, Holdings and its Restricted Subsidiaries taken as a whole are Solvent.

(c) The Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions believed to be reasonable by the preparers thereof as of the Closing Date.

(d) After giving effect to the Transaction, since March 30, 2015, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings and the Borrower, threatened (a) with respect to the Transaction or any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent (including, without limitation, information contained in the Credit Documents) for purposes of or in connection with this Agreement is true and accurate in all material respects as of the date furnished and does not fail to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections, any pro forma financial information or other forward-looking information or information relating generally to the economy or the industry in which the Borrower and its Subsidiaries operate.

7.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Initial Term Loans shall be used solely to (i) finance, in part, the Acquisition and (ii) pay the Transaction Costs.

(b) All proceeds of Incremental Term Loans will be used as provided in the applicable Incremental Amendment.

(c) [Reserved].

(d) No part of the proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

7.09 Tax Returns and Payments. Except as would not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, (a) there are no ongoing actions, suits, proceedings, investigations, audits, proposed or pending tax assessments, deficiencies or claims, to the best knowledge of Holdings or any of its Restricted Subsidiaries, being asserted by any Governmental Authority regarding any Taxes relating to Holdings or any of its Restricted Subsidiaries; (b) each of Holdings and each of its Restricted Subsidiaries has paid or caused to be paid all Taxes and assessments payable by it which have become due, other than those that are being contested in good faith and for which Holdings, the Borrower or any of its Restricted Subsidiaries (as the case may be) has adequately disclosed and fully provided for on its financial statements in accordance with GAAP; (c) as of the Closing Date, (i) neither Holdings nor any of its Restricted Subsidiaries has entered into a written agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Holdings or any of its Restricted Subsidiaries, and (ii), to the best knowledge of Holdings or any of its Restricted Subsidiaries, the taxable years or other taxable periods of Holdings or any of its Restricted Subsidiaries are subject to the normally applicable statute of limitations; and (d) each of Holdings and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties, or operations of, it. Except as would not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, each such Return accurately reflects all liability for Taxes of Holdings and its Restricted Subsidiaries, as applicable, for the periods covered thereby.

7.10 Compliance with ERISA. (a) None of Holdings, any Restricted Subsidiary of Holdings or any ERISA Affiliate maintains or contributes to (or is obligated to contribute to) any Plan or has within five calendar years immediately preceding the date this assurance is given, maintained or contributed to (or been obligated to contribute to) any Plan. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) None of Holdings, any Restricted Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make any contributions, or has within any of the five calendar years immediately preceding the date this assurance is given, made or accrued an obligation to make contributions, to any Multiemployer Plan.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, and (iii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

7.11 [Reserved].

7.12 Properties. All Real Property owned or leased by Holdings or any of its Restricted Subsidiaries as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12.

7.13 OFAC. Neither Holdings, the Borrower nor any of their respective Subsidiaries (i) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner violative of Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons published by OFAC on June 24, 2003, as updated from time to time, or the subject of the limitations or prohibitions under any other OFAC regulation or executive order.

7.14 Patriot Act/FCPA. Holdings, the Borrower and their respective Subsidiaries are in compliance with the Patriot Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, in violation of the laws of the United States or other jurisdiction, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

7.15 Compliance with Statutes. Each of Holdings and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16 Investment Company Act. No Credit Party nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.17 Environmental Matters. (a) Each of Holdings and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; there are no pending or, to the knowledge of Holdings and the Borrower, threatened Environmental Claims against Holdings or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Restricted Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Restricted Subsidiaries but no longer owned, leased or operated by Holdings or any of its Restricted Subsidiaries); there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Restricted Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries

(including, to the knowledge of Holdings and the Borrower, any Real Property formerly owned, leased or operated by Holdings or any of its Restricted Subsidiaries but no longer owned, leased or operated by Holdings or any of its Restricted Subsidiaries) or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Restricted Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property currently owned, leased or operated by Holdings or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, any Real Property formerly owned, leased or operated by Holdings or any of its Restricted Subsidiaries or property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated any applicable Environmental Law or could reasonably be expected to give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 7.17, the representations and warranties made in Section 7.17(a) and (b) shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.18 Employment and Labor Relations. Neither Holdings nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Restricted Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Restricted Subsidiaries, (c) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Restricted Subsidiaries, and (d) no wage and hour department investigation has been made of Holdings or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (a) through (d) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

7.19 Intellectual Property, Etc. Each of Holdings and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained all necessary licenses for the use of any of the foregoing used in the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

SECTION 8. No Affirmative Covenants. There are no affirmative covenants binding on Holdings, the Borrower or any of their Subsidiaries pursuant to this Agreement or the other Credit Documents (notwithstanding anything to the contrary contained therein).

SECTION 9. No Negative Covenants. There are no negative covenants binding on Holdings, the Borrower or any of their Subsidiaries pursuant to this Agreement or any other Credit Documents. Any reference herein or in the other Credit Documents to a transaction (including any Liens, asset sales, mergers or consolidations, leases or dispositions, “Dividends”, Indebtedness, “Investments”, transactions with Affiliates, fundamental changes, loans, advances, guarantees, any voluntary payments of Subordinated Indebtedness, amendments or waivers of organizational documents, negative pledges, changes in line of business, or financial covenant) being “permitted hereunder”, permitted by this Article 9 or permitted by a specific section or clause of this Section 9 shall be deemed to be permitted without restriction.

SECTION 10. Events of Default and Remedies.

10.01 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) Payments. The Borrower shall (x) default in the payment when due of any principal of any Term Loan or any Note, or (y) default, in the payment when due of any interest on any Term Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document, and such default pursuant to this clause (y) shall continue unremedied for five or more Business Days; or

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Bankruptcy, etc. Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or there is commenced against Holdings or any of its Restricted Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or Holdings or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall fail generally to pay its debts as they become due.

10.02 Rescission. If (1) at any time after acceleration of the maturity of the Term Loans, the Borrower shall have paid all arrears of interest and all payments on account of principal of the Term Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and (2) all Defaults and Events of Default (other than non-payment of principal of and accrued interest on the Term Loans due and payable solely by virtue of acceleration) shall have been remedied or waived pursuant to Section 12.12, then upon the written consent of the Required Lenders and written notice to the Borrower, the acceleration and its consequences may be rescinded and annulled. For the avoidance of doubt, such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the first sentence of this Section 10.02 do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

10.03 Application of Funds. After the exercise of remedies (subject to the terms of the Intercreditor Agreements) provided for in Section 10.01 (or after the Term Loans have automatically become immediately due and payable as provided in Section 10.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including expenses of counsel payable under Section 12.01) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest and other than any amounts due under Term Secured Hedging Agreements) payable to the Secured Creditors (including expenses of counsel payable under Section 12.01 and amounts payable under Section 2.10), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans and any interest due on amounts unpaid under Term Secured Hedging Agreements, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans and any amounts due under Term Secured Hedging Agreements (other than as previously applied under clause Third above), ratably among the Secured Creditors in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Creditors on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in cash in full, to the Borrower or as otherwise required by law.

SECTION 11. The Administrative Agent.

11.01 Appointment. (a) The Lenders hereby irrevocably designate and appoint Wilmington Trust as Administrative Agent and Collateral Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include Wilmington Trust in its capacity as Collateral Agent pursuant to the Security Documents, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement, the Subordination Agreement and the other Credit Documents) to act as specified herein and in the other Credit Documents and Wilmington Trust hereby accepts such designation and appointment. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder by or through its officers, directors, agents, sub-agents, employees or affiliates. Any sub-agent may perform any and all its duties and exercise its rights and powers by or through its directors, trustees, officers, employees, agents, advisors or affiliates. The exculpatory and indemnification provisions contained in Section 11 and Section 12.01 shall apply to the Administrative Agent and any sub-agent and to their respective directors, trustees, officers, employees, agents, advisors and affiliates, and shall apply to their respective activities in connection with the syndication of the Term Loans, as well as activities as Administrative Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such subagent. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable legal requirement a security interest can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of the Intercreditor Agreements, as the collateral agent for the Lenders.

(c) Any corporation or association into which the Administrative Agent or the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent or the Collateral Agent is a party, will be and become the successor Administrative Agent or Collateral Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

11.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided in Section 10.01 or Section 12.12) or (ii) in the absence of its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01. Without limitation of the foregoing, none of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent or the Documentation Agent shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03 Lack of Reliance on the Administrative Agent; Etc.

(a) Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. Each Lender further represents and warrants that it has reviewed that certain Confidential Information Memorandum, dated April 2015, and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default. The Administrative Agent shall be deemed to have no knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere in any Credit Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Credit Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement and funding its Term Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

11.04 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.12) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders (or such other Lenders, as the case may be); and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent (nor any of their officers, partners, directors, employees or agents) shall except as expressly set forth herein or in the other Credit Documents, have any duty to disclose, and shall not be liable to the Lenders for the failure to disclose, any information relating to the Borrower or any Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity and (c) no Agent (nor any of their officers, partners, directors, employees or agents) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01 or Section 12.12); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Credit Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code and any and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally or that may affect a foreclosure, modification or termination of property of a Defaulting Lender under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover pro rata from other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). The Administrative Agent and the Collateral Agent shall have no obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent or the Collateral Agent in such amendment or waiver.

In no event shall any Agent be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

Nothing in this Agreement or any other Credit Document shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

The Agents shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Lender.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to SOFR or any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, SOFR or any other Benchmark Replacement, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes (including, but not limited to, determining whether any Benchmark Replacement Conforming Changes, if any, are necessary or advisable). The Administrative Agent shall be under no duty or obligation (i) to monitor, determine or verify the availability, cessation or replacement of any Benchmark, or the occurrence of any Benchmark Transition Event or Benchmark Replacement Date, or (ii) to identify, determine or select any Benchmark Replacement, any Benchmark Replacement Adjustment, or other replacement benchmark or any replacement or successor index. The Administrative Agent shall not have any liability for any interest rate published on any publicly available source (including but not limited to the Federal Reserve Bank of New York’s Website), by any publication or other source for determining any interest rates applicable to any Loan, including, without limitation, any inaccuracy or error relating to the publication of any such interest rates. The Administrative Agent shall not be liable for any delay or failure in performing its duties under this Agreement directly or indirectly as a result of the unavailability of any Benchmark or the absence of a designated replacement Benchmark, including as a result of any delay or error on the part of any other Person, or whether as a result of any other Person providing or failing to provide the Administrative Agent with any information or direction pursuant to the terms of this Agreement or any Credit Document other than, in each case, to the extent of the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Nothing in this Section shall constitute a representation or warranty by Holdings, the Borrower or any of its Subsidiaries nor can it constitute the basis of any Default or Event of Default.

11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing (including any electronic message, Internet or intranet website posting or other distribution), resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made or otherwise authenticated by any Person that the Administrative Agent believed to be the proper Person, and each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, advice of counsel (who may be counsel for the Borrower), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.

11.06 Indemnification. To the extent each Agent, and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing and each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 11.01 or any comparable provision of any Credit Document (collectively, the “Related Persons”), is not reimbursed and indemnified by the Borrower (without limiting the obligation of the Borrower to do so), the Lenders will reimburse, indemnify and hold harmless such Agent (or such Related Persons) in proportion to their respective Pro Rata Shares (as defined below) (determined at the time such indemnification is sought (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Pro Rata Shares as in effect immediately prior to such date)) from and against any and all Indemnified Liabilities which may be imposed on, asserted against or incurred by such Agent (or such Related Person) (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the such Agent’s (or such Related Person’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) (provided, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, the Lenders shall reimburse each Agent upon demand in proportion to the Lenders’ respective Pro Rata Shares (determined at the time such reimbursement is sought (or, if such reimbursement is sought after the date upon which all Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Pro Rata Shares as in effect immediately prior to such date)) for any costs or reasonable and documented out-of-pocket expenses (including the fees, disbursements and other charges of (x) one primary counsel to the Administrative Agent and the Collateral Agent taken as a whole and (y) one firm of local counsel to the Administrative Agent and the Collateral Agent taken as a whole in each appropriate jurisdiction) incurred by the Administrative Agent and the Collateral Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as applicable, is not reimbursed for such costs or expenses by or on behalf of the Borrower. Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 11.06. The undertaking in this Section 11.06 shall survive termination of the Commitments, the payment of all other Obligations and the resignation and/or replacement of the Administrative Agent or the Collateral Agent, as the case may be. For purposes of this Section 11.06, (a) “Pro Rata Share” shall mean, with respect to any Lender at any time, the percentage obtained by dividing (i) the sum of the aggregate outstanding principal amount of the Term Loans of such Lender at such time and its unused Commitments at such time by (ii) the sum of the aggregate outstanding principal amount of the Term Loans of all Lenders at such time and the aggregate unused Commitments of all Lenders at such time.

11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Term Loans under this Agreement (if any), the Administrative Agent, if applicable, shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, if applicable and unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08 Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by notifying the Lenders and, unless a Default or an Event of Default under Section 10.01(e) has occurred and is continuing, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(a) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed; provided that the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing.

(b) If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) (provided, that the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000, who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(c) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by such 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.

(d) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) and Sections 12.01, 12.08 and 12.23 shall continue in effect for the benefit of the Administrative Agent, its sub-agents and their respective Affiliates for each of their actions and inactions while serving as the Administrative Agent.

(e) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (unless discharged earlier as provided above). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

11.10 Collateral Matters. (a) Each Secured Creditor hereby authorizes and directs the Administrative Agent or the Collateral Agent, as applicable, to enter into the Guaranty, the Security Documents, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the Subordination Agreement for the benefit of the Lenders and the other Secured Creditors (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any other Indebtedness, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary in a written certificate to the Administrative Agent on or prior to the time such intercreditor agreement or subordination agreement is entered into (and the Lenders hereby authorize and direct the Administrative Agent and/or the Collateral Agent, as applicable to conclusively rely on such certificate in entering into such intercreditor agreement or subordination agreement)); provided, that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Term Secured Hedging Agreement. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent to release or subordinate, as applicable, any Lien granted to or held by the Collateral Agent upon any Collateral (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Term Secured Hedging Agreement) (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification and reimbursement obligations and other than obligations in respect of any Term Secured Hedging Agreement) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, whether or not on the date of such release there may be outstanding Obligations in respect of Term Secured Hedging Agreements, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and the Qualified Credit Parties) upon the sale or other disposition thereof, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section

12.12), (iv) as otherwise may be expressly provided in the relevant Security Documents, in the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the Subordination Agreement, (v) constituting property (x) [reserved] or (y) following or concurrently with a sale or other disposition (to Persons other than Holdings and the Qualified Credit Parties) of a Subsidiary of Holdings, constituting property owned by such Subsidiary or (vi) constituting property subject to (or which will become subject to promptly following such release) Liens the beneficiaries of which require such Lien securing the Obligation to be released (as certified by a Responsible Officer of the Borrower), and the Collateral Agent shall promptly, at the written request of the Borrower, release or subordinate, as applicable, the Collateral Agent’s Liens on such property; provided, that the Borrower has delivered to the Agents a certificate executed by an Authorized Officer of the Borrower certifying that the applicable transaction is permitted under the Credit Documents (and the Lenders hereby authorize and direct the Agents to conclusively rely on such certificate in performing their obligations under this sentence). The Lenders hereby further authorize the Administrative Agent to release from its Guaranty any Subsidiary of Holdings upon the sale or other disposition thereof in its entirety (to Persons other than Holdings and its Restricted Subsidiaries) or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 12.12) have otherwise consented, and the Administrative Agent shall, at the written request of the Borrower, release such Subsidiary of Holdings from its Guaranty; provided, that the Borrower has delivered to the Agents a certificate executed by an Authorized Officer of the Borrower certifying that the applicable release is permitted under the Credit Documents (and the Lenders hereby authorize and direct the Agents to conclusively rely on such certificate in performing their obligations under this sentence). Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than inchoate indemnification and reimbursement obligations and obligations in respect of any Term Secured Hedging Agreement) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Term Secured Hedging Agreement) take such actions as shall be required to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Term Secured Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) (provided, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section).

(e) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each other Secured Creditor hereby agree that (i) no Secured Creditor other than the Administrative Agent or Collateral Agent, as applicable, shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

11.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.12 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses incurred (including legal expenses, allocated internal costs and out-of-pocket expenses), unless such amounts have been indemnified by any Credit Party or the relevant Lender.

11.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under the Credit Documents) allowed in such judicial proceeding;

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(d) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 12. Miscellaneous.

12.01 Payment of Expenses, etc. (a) The Borrower hereby agrees to:

(i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of (A) (x) the Agents and their Affiliates (limited in the case of legal counsel to the reasonable fees and disbursements of one counsel to the Agents (taken as a whole), which as of the Closing Date shall be Arnold & Porter Kaye Scholer LLP, and of one separate firm of local counsel to the Agents in each appropriate jurisdiction) and (y) the Lenders (taken as a whole) (limited in the case of legal counsel to the reasonable fees and disbursements of one counsel to the Lenders (taken as a whole), which as of the Closing Date shall be Stroock & Stroock & Lavan LLP, and of one separate firm of local counsel to the Lenders (taken as whole) in each appropriate jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto and (B) after the occurrence and during the continuance of an Event of Default, the Administrative Agent and each of the Lenders in connection with the enforcement (or amendment) of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided, under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable and documented fees and disbursements of (1) counsel for the Agents (taken as a whole), and (2) counsel for the Lenders (taken as a whole); provided that reasonable fees and disbursements of counsel shall be limited to (x) one counsel for the Agents (taken as a whole) and, if reasonably required by the Administrative Agent or Collateral Agent, local or specialist counsel and (y) one additional counsel for the Lenders taken as a whole (unless there is a conflict of interest that requires separate representation for any Lender, in which case those Lenders similarly affected shall, as a whole, be entitled to one separate counsel) and, to the extent reasonably necessary, local or specialist counsel; provided, further, that fees with respect to any financial advisor or similar consultant shall be limited to one such financial advisor or consultant for the Lenders, taken as a whole; and

(ii) indemnify the Administrative Agent, the Collateral Agent, each Joint Arranger and each Lender, and each of their respective officers, directors, employees, representatives, attorneys, agents, Affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented attorneys’ and consultants’ fees and disbursements, but limited, in the case of legal fees, to the reasonable fees, disbursements and other charges of (x) one counsel for the Agents and their Related Persons (taken as a whole) and, if necessary, of a single separate firm of local counsel to the Agents and their Related Persons (taken as a whole) in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (y) one counsel for all other Indemnified Persons and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such other Indemnified Persons (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Person affected by such conflict) where such Indemnified Person informs the Borrower of such conflict and thereafter retains its own counsel, of another firm or counsel (and local counsel in each appropriate jurisdiction) for such affected Indemnified Person)) incurred by, imposed on or assessed against any of them as a result of, or arising out of or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, any Joint Lead Arranger or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, (including, in each case, without limitation, the reasonable and documented fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding) (all of the foregoing, collectively, the “Indemnified Liabilities”), but excluding any losses, liabilities, claims, damages or expenses to the extent (x) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (I) the gross negligence, bad faith (other than in the case of the Agents and their Related Persons) or willful misconduct of the Indemnified Person to be indemnified or (II) other than in the case of the Agents and their Related Persons, any material breach of the obligations under the Credit Documents of the Indemnified Person to be indemnified or (y) relating to any dispute solely among the Indemnified Persons (other than (I) claims against an Agent, Joint Lead Arranger or their respective Affiliates in their capacity or in fulfilling their role as an Agent or arranger or any other similar role under the Credit Documents and (II) claims arising out of any act or omission on the part of Holdings, the Borrower or its Subsidiaries); provided, further, that clause (ii) of this Section 12.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent, Joint Lead Arrangers or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, each of Holdings and the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.02 Right of Set-off. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and, subject to Section 12.24, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Holdings or any of the other Credit Parties against and on account of the Obligations, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE TERM LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier, cable communication or other electronic image transmission) and mailed, telegraphed, telecopied, cabled, transmitted or delivered: if to any Credit Party, at the address specified on Schedule 12.03; if to any Lender, at its address specified in an Administrative Questionnaire delivered to the Administrative Agent; and if to the Administrative Agent or the Collateral Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notwithstanding Section 12.03(a), unless directed otherwise by the Administrative Agent, Holdings and the Borrower will, or will cause its respective Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that is or relates to a Notice of Borrowing or a notice pursuant to Section 2.06, (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each of Holdings and the Borrower agrees, and agrees to cause its respective Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in Section 12.03(a) but only to the extent specifically requested by the Administrative Agent in a particular instance.

(c) Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings and/or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information of a type that would constitute material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each of Holdings and the Borrower hereby agrees that (w) at the request of the Administrative Agent, Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower

Materials as not containing any information of a type that would constitute material non-public information with respect to Holdings or the Borrower or its securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as such as set forth in Section 12.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of the Term Loans.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain information of a type that would constitute material non-public information with respect to Holdings or the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f) Notwithstanding Section 12.03(a), the Administrative Agent and Lenders agree that the receipt of the Communications by the Administrative Agent at its electronic mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

12.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, except in connection with a transaction that would have been permitted pursuant to Section 9.02 of this Agreement in effect prior to the Second Amendment Effective Date, neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any purported assignment or transfer without such consent shall be null and void); provided, further, that, although any Lender may grant participations to Eligible Transferees (each a “Participant”) in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment, Term Loans, Note or other Obligations hereunder except as provided in Sections 2.13 and 12.04(b)) and the Participant shall not constitute a “Lender” hereunder; provided, further, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and no Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of the Term Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Term Loan (or the addition of additional Commitments or Term Loans) shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such Participant is participating. In the case of any such participation, except as otherwise set forth below in this Section 12.04(a), the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 4.04 (subject to the requirements and limitations therein, including the requirements under Section 4.04(f) (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 4.04, with respect to any participation, than its participating Lender would have been entitled to receive. A participant shall not be entitled to the benefits of Section 4.04 to the extent such Participant fails to comply with Section 4.04(f) as though it were a Lender (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participating Lender). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.02 as though it were a Lender; provided, that such Participant agrees to be subject to Section 12.06 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding the foregoing, any Lender may (in each case below, excluding any assignments to any Affiliated Person, except as expressly permitted pursuant to Section 2.15) (x) assign all or a portion of its Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to (i) (A) any Lender Affiliate of such Lender or (B) to one or more other Lenders or any Lender Affiliate of any such other Lender (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as a Lender Affiliate of such other Lender for the purposes of this subclause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 10.01(a) or (e), the Borrower may otherwise agree, which agreement shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (as applicable) (if any) for purposes of the dollar limitation set forth above), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement; provided, that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes (if any) by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default under Section 10.01(a) or (e) has occurred and is continuing, the Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten Business Days after delivery of notice of such assignment; provided that the consent of the Borrower shall not be required during primary syndication to the extent such Lender (or Affiliate or Approved Fund thereof) shall have been approved in writing by the Sponsor)) shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor and which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Term Loans. At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, (i) to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 4.04(f), and (ii) deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee Lender shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee Lender’s compliance procedures and applicable laws, including Federal and state securities laws). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay increased costs, as and to the extent provided in Sections 2.10 and 4.04 (excluding for the avoidance of doubt Excluded Taxes), after the date of the respective assignment).

(c) Any Lender may, at any time, assign all or a portion of its Term Loans, and its related rights and obligations under this Agreement, to a Person who is or will become, after such assignment, an Affiliated Lender on a non-pro rata basis through open market purchases (including pursuant to (i) the Second Amendment Effective Date Open Market Purchase Agreements or (ii) any other privately negotiated open-market transactions at, below or above par for cash, securities, or other consideration with one or more Lenders that are not made available for participation to all Lenders or all Lenders of a particular Class). For the avoidance of doubt, any assignment to an Affiliated Sponsor Lender consummated pursuant to this Section 12.04(c) after the Second Amendment Effective Date shall be effectuated by the assigning Lender and assignee Lender delivering to the Administrative Agent an Assignment and Assumption Agreement, and (i) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (ii) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15 and at the time of each assignment pursuant to this Section 12.04(c) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, (x) to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 4.04(f), and (y) deliver to the Administrative Agent an Administrative Questionnaire.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender which is a fund may pledge all or any portion of its Term Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by, such fund, as security for such obligations or securities. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(e) Any Lender which assigns all of its Commitment and/or Term Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of confidential information, to any Disqualified Lender.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), but excluding amounts received from sales of assignments or participations in accordance with the provisions of this Agreement, which is applicable to the payment of the principal of, or interest on, the Term Loans, of a sum which constitutes a greater proportion of the total of such Obligation then owed and due to such Lender than the related sum or sums received by other Lenders constitutes of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and the express provisions of Section 2.15 that permit differing payments among Lenders.

12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided, that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 2.14, shall utilize GAAP and policies in conformity with those used to prepare the Pro Forma Financial Statements (subject to purchase accounting and other adjustments reasonably satisfactory to the Required Lenders as a result of the Acquisition); provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Required Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof, (ii) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations shall be based on the operations, assets and results of the Borrower and its Restricted Subsidiaries on a consolidated basis, (iii) notwithstanding anything to the contrary contained herein, all covenants and financial ratios contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (iv) all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any accounting change shall contain a schedule showing the adjustments, if any, necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting changes, and (v) all references in this Agreement to a four-Fiscal Quarter period of the Borrower referring to a period prior to the Closing Date shall refer to the applicable period prior to the Closing Date as if the Borrower had existed and the Transaction has occurred on the first day of said period.

(b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Rate in the case of Base Rate Loans, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capitalized Lease Obligations”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Capitalized Lease Obligations in conformity with GAAP on the Closing Date shall be considered Capitalized Lease Obligations, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING ON THE CLOSING DATE (A) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE ACCURACY OF ANY PURCHASE AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF HOLDINGS OR ITS AFFILIATES HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE ITS OR THEIR RESPECTIVE OBLIGATIONS (OR TO REFUSE TO CONSUMMATE THE ACQUISITION) UNDER THE PURCHASE AGREEMENT AND (C) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT (IN EACH CASE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS (INCLUDING ANY APPELLATE COURTS THEREOF). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS REFERENCED IN SECTION 12.03 OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

12.10 Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which all the conditions precedent in Section 5 are satisfied or waived in accordance with Section 12.12.

12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than upon payment in full of the Obligations or as expressly provided herein or therein) unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto and signed or consented to in writing by the Required Lenders and acknowledged by the Administrative Agent or, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or Collateral Agent, as applicable (with the consent of the Required Lenders) and the Credit Party or Credit parties that are parties thereto (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower and Collateral may be released from, the Guaranty and the Security Documents and the Intercreditor Agreements in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided, that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clauses (i) and (iv)), (i) extend the final scheduled maturity of any Term Loan or Note, or reduce the rate or extend the time of payment of scheduled amortization, interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest for the purposes of this clause (i)), or amend Section 2.09 to permit the Borrower to select Interest Periods for any Term Loans in excess of six months at any time when such longer Interest Periods is not available to all Lenders, (ii) release all or substantially all of the Collateral under the Security Documents or release all or substantially all of the value of the Guaranty provided by the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Term Loans on the Closing Date), (iv) reduce the “majority” voting threshold specified in the definition of “Required Lenders” (it being understood that, pursuant to Section 2.14 or with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments and/or Term Loans are included on the Closing Date), (v) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement and (vi) amend, modify or waive any provision of Sections 10.03 and 12.06 or consent to the subordination in right of payment of any Secured Obligations to any other Indebtedness; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Term Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent or (4) at any time when there is outstanding more than one Class of Term Loans, amend, modify or waive any provision of this Agreement which adversely impacts one or more Classes in a manner different than that which applies to one or more other Classes, without the consent of the Majority Lenders of each Class of such adversely affected Term Loans. If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Term Loans and terminate all Commitments of such Lender in accordance with Section 4.01(b); provided, that, unless the Term Loans which are repaid or Commitments which are terminated pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Term Loans or Commitments of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), (x) the calculation of Required Lenders shall be determined after giving effect to any such repayment or termination, (y) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto and (z) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and all Term Loans of any such non-consenting Lender (with accrued and unpaid interest and any breakage costs or other amounts owing to such Lender) shall be repaid in full at such time; provided, further, that the Borrower shall not have the right to replace a Lender or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(b) Notwithstanding anything to the contrary in this Section 12.12, no Lender consent is required (although the consent of the Administrative Agent shall be required (such consent not to be unreasonably withheld, conditioned or delayed)) to effect any amendment or supplement to the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement or the Subordination Agreement (i) that is for the purpose of adding the holders of any other secured Indebtedness permitted hereunder (or a representative agent or trustee with respect thereto) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Borrower, are required to effectuate the foregoing) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the Subordination Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(c) If Indebtedness is incurred by Holdings or any of its Subsidiaries that is secured by a Lien on any Collateral, the Administrative Agent and/or the Collateral Agent is authorized to enter into any Other Intercreditor Agreement or any amendment to the ABL Intercreditor Agreement, the Subordination Agreement or the Term Loan Intercreditor Agreement (and the Administrative Agent and the Collateral Agent shall enter into such amendment) if reasonably requested to do so by the Borrower in order to reflect the incurrence of such Indebtedness and the Lien priority intended to be created thereon.

(d) [Reserved].

(e) Notwithstanding anything to the contrary in this Section 12.12, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and may be amended and waived with the consent of the Collateral Agent at the request of Holdings or the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to reflect local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(f) Further, notwithstanding anything to the contrary contained in this Section 12.12, (x) (i) Security Documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Borrower, (ii) [reserved], and (iii) such Security Documents and related documents, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the Subordination Agreement may be amended, supplemented and waived with the consent of the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (A) in order to comply with local law or advice of local counsel, (B) in order to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents or (C) in connection with the incurrence of Incremental Term Loans (and the addition of any collateral as Collateral in connection therewith) and the entry by the Administrative Agent and the Collateral Agent into intercreditor arrangements (including, without limitation, any amendment, amendment and restatement or supplement to the ABL Intercreditor Agreement pursuant to Section 8.3 of the ABL Intercreditor Agreement or the corresponding provision in the Term Loan Intercreditor Agreement or the Subordination Agreement or amendment or modification thereof) in connection therewith (and the Administrative Agent and Collateral Agent agree to enter into such agreements, amendments and modifications if reasonably requested by the Borrower in connection with the transactions described above) and (y) if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a typographical, technical or immaterial nature, in each case, in any provision of any Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14 Domicile of Term Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in law after the date of the respective transfer).

12.15 Register. The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent, solely for purposes of this Section 12.15 and such agency being solely for Tax purposes, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, and the Commitments of, and the principal amounts (and stated interest) of the Term Loans made by each of the Lenders pursuant to the terms hereof from time to time. Failure to make any such recordation, or any error in such recordation, shall not affect the

Borrower’s obligations in respect of such Term Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Term Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b), an Administrative Questionnaire completed in respect of the assignee Lender (unless the assignee Lender shall already be a Lender hereunder), the appropriate IRS Forms, if applicable, the processing and recordation fee referred to in Section 12.04(b), if applicable, and the consent of the Administrative Agent and, if required, the Borrower. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Term Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15 except to the extent incurred by reason of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable decision). The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its interest only), at any reasonable time and from time to time upon reasonable prior notice.

12.16 Confidentiality. Each Lender agrees that it will not disclose without the prior written consent of the Borrower (other than to its affiliates, and its and their partners, officers, directors, employees, auditors, advisors or counsel if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information; provided, such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided, that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16 by the respective Lender, (ii) as may be required or requested by any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent or any other Lender, (vi) to any direct or indirect contractual (actual or prospective) counterparty in any swap, hedge or similar agreement (and/or to any such contractual counterparty’s professional advisor) relating to the Obligations, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16 and no such disclosure shall be made to a Disqualified Lender, and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes, Commitments, Term Loans or any interest therein by such Lender; provided, that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 12.16.

12.17 Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the Security Documents require that certain promissory notes, and certain capital stock and other Equity Interests owned by the respective Credit Party be pledged, and, in certain cases, delivered for pledge, to the Collateral Agent. The parties hereto further acknowledge and agree that each Credit Party shall only be required to take actions under the laws of the United States and any State thereof to perfect the security interests in the pledged capital stock and other Equity Interests of, and promissory notes issued by, any Person regardless of where organized (and in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Borrower or any other Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that no actions have been required or will be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law of any non-U.S. jurisdiction but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, a Foreign Subsidiary of the Borrower or any other Persons organized under laws of jurisdictions other than the United States and any State thereof.

12.18 Patriot Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act (Pub. L. 109-177 (signed into law March 9, 2009)) (the “Patriot Act”) hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.19 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE ABL LOAN DOCUMENTS, THE PRIMING CREDIT DOCUMENTS AND THE SUBORDINATED FACILITY LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT, AS APPLICABLE. PURSUANT TO THE EXPRESS TERMS OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT, AS APPLICABLE, IN THE EVENT OF ANY CONFLICT

BETWEEN THE TERMS OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT, AS APPLICABLE SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBDORINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 12.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT OR THE SUBORDINATION AGREEMENT, THE FORMS OF WHICH ARE ATTACHED AS EXHIBITS TO THIS AGREEMENT. REFERENCE MUST BE MADE TO EACH OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENTM THE SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL INTERCREDITOR AGREEMENT, THE TERM LOAN INTERCREDITOR AGREEMENT, THE SUBORDINATION AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT.

12.20 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.21 No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 12.21, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

12.22 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that Holdings and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 12.22 attached hereto as promptly as practicable, and in any event within the time periods set forth in Schedule 12.22, unless and then only to the extent extended by the Administrative Agent.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects (or in all respects, to the extent such representation or warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.22. The acceptance of the benefits of the Borrowing on the Closing Date shall constitute a representation, warranty and covenant by the Borrower and Holdings to each of the Secured Creditors that the actions required pursuant to this Section 12.22 will be taken within the relevant time periods referred to in this Section 12.22 and Schedule 12.22, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an Event of Default pursuant to this Agreement.

12.23 Revival and Reinstatement of Obligations. If the incurrence or payment of the Secured Obligations by the Borrower or any Guarantor or the transfer to the Secured Creditors of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Secured Creditors are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that the Secured Creditors are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Secured Creditors related thereto, the liability of the Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

12.24 Collective Action. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Lenders and each other holder of an Obligation under a Credit Document shall act collectively through the Administrative Agent. Without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under other Credit Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default), and the exercise of rights and remedies with respect to (i) the Loans and any securities or interests issued pursuant to this Agreement, (ii) any Collateral and (iii) any other property of any Credit Party or any past, present, or future Related Party of any Credit Party. Any such rights and remedies shall not be exercised other than through the Administrative Agent. No Lender may take or institute any actions or proceedings, judicial or otherwise, for any such right or remedy or assert any other Cause of Action against any Credit Party or any past, present, or future Subsidiary or Affiliate of any Credit Party concerning this Agreement, the other Credit Documents, the Term Loans and any securities or interests issued pursuant to this Agreement, any Collateral, or any other property of any Credit Party or any past, present, or future Related Party of any Credit Party other than through the Administrative Agent at the direction of the Required Lenders. Each Lender expressly and irrevocably agrees that it will not hinder or direct the Agents to take any action that will hinder the automatic release of any security interest, Lien or Guaranty provided for by Section 11.10 (including, without limitation, any refusal to release liens, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to documents or effectuate the release of Liens on Collateral, in each case, at the Borrower’s sole cost and expense) and expressly and irrevocably agrees that the Agents shall be authorized to, and shall, take any necessary action to release any such security interest, Lien or Guaranty to the extent authorized to do so by Section 11.10 without any obligation or requirement to notify or obtain consent from any Lender (and the Agents shall not condition any such actions on providing notice to, or obtaining consent from, the Lenders).

12.25 Hedging Creditors. Each Hedging Creditor shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents solely for purposes of and solely with respect to any reference in a Credit Document to the parties for whom the Collateral Agent is acting. The Collateral Agent hereby agrees to act as agent for such Hedging Creditors and, by virtue of being a counterparty to a Term Secured Hedging Agreement, each Hedging

Creditor shall be automatically deemed to have appointed the Collateral Agent as its agent; it being understood and agreed that the rights and benefits of each Hedging Creditor under the Credit Documents consist exclusively of such Hedging Creditor’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, the Collateral Agent shall be entitled to assume no amounts are owing to any Hedging Creditor unless such Hedging Creditor has provided written notification to the Administrative Agent of the amount that is owing to it and such notification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. No Hedging Creditor shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision herein to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Term Secured Hedging Agreements with Hedging Creditors except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Term Secured Hedging Agreements in the case of a Maturity Date.

12.26 Electronic Records. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Loan Communication”), including Loan Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Loan Communication shall be valid and binding of the Borrower to the same extent as a manual, original signature, and that any Loan Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Loan Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Loan Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the Lenders of a manually signed paper Loan Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Loan Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of any Loan Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Loan Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent and the Collateral Agent are under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent and the Collateral Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and the Collateral Agent have agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.27 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

12.28 Integration. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the other Credit Parties, the Administrative Agent, the Collateral Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

J. JILL, INC.,
as Holdings

By:
Name: David Biese
Title: Chief Financial Officer

JILL ACQUISITION LLC,
as the Borrower

By:
Name: David Biese
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

By:
Name:
Title: